SHARE PURCHASE AGREEMENT

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SHARE PURCHASE AGREEMENT

By and Among
FIRST ECOM.COM, INC.
FEDS ACQUISITION CORPORATION
FIRST ECOM DATA SERVICES ASIA LIMITED,
AND
FIRST ECOMMERCE ASIA LIMITED
(collectively, as “Sellers”)

and

FIRST CURACAO INTERNATIONAL BANK, N.V.
(as “Purchaser”)

with respect to all the issued and outstanding share capital of
FIRST ECOMMERCE DATA SERVICES LIMITED

October 19, 2001

THE INSTALLMENT PAYMENTS REPRESENTED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO SUCH INSTALLMENT PAYMENTS UNDER SUCH ACT OR AN OPINION OF COUNSEL OR OTHER EVIDENCE SATISFACTORY TO FIRST CURACAO INTERNATIONAL BANK, N.V. AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

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SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (together with all schedules, exhibits or other instruments attached hereto, this “Agreement”) is entered into effective as of the 19th day of October, 2001 (the “Effective Date) by and among First Ecom.com, Inc., a Nevada corporation (“First Ecom”), FEDS Acquisition Corporation, a Nevada corporation (“FEDS Acquisition”), First Ecom Data Services Asia Limited, a Hong Kong corporation (“FEDS Asia”), First Ecommerce Asia Limited, a Hong Kong corporation (“First Asia”) (First Ecom, FEDS Acquisition, FEDS Asia and First Asia being sometimes referred to herein individually as a Seller and collectively, whether two or more, as “Sellers”), and First Curacao International Bank, N.V., a Netherlands Antilles company (“Purchaser”).

WHEREAS FEDS Acquisition is the registered and beneficial owner of all of the issued and outstanding share capital of First Ecommerce Data Services Limited, a Bermuda company (the “Company”); and

WHEREAS, FEDS Asia is the owner and holder of all rights, titles and interest in and to certain computer software technologies of interest to Purchases; and

WHEREAS, First Ecom is the registered and beneficial owner of all of the issued and outstanding share capital of FEDS Acquisition, First Asia and FEDS Asia; and

WHEREAS, First Asia is a party to a certain license and distribution agreement with Oasis Technology Ltd. of interest to Purchaser; and

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Purchaser wishes to purchase, and Sellers wish to transfer or cause to be transferred to Purchaser, the Company Shares, and to effect such other transfers and grants of rights and licenses to purchaser as are contemplated herein for the consideration set forth below;

NOW, THEREFORE, in consideration of the premises and of the mutual agreements, provisions and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser and Sellers hereby agree as follows:

ARTICLE I - DEFINITIONS

1.1 Definitions. As used in this Agreement, the following capitalized terms shall have the meanings ascribed to them below. Other capitalized terms used herein shall have the meanings given them where they first appear.

“Affiliate” of a person or entity shall mean any other person or entity controlled by, controlling, or under common control with said person or entity, and “control” for this purpose is understood to include the ownership or voting control of more than 50% of the outstanding securities of any such person carrying the power to vote with respect to the direction or management of the person or entity.

“Business Day” shall mean any on which businesses in Bermuda are normally open for business, excluding governmental, banking and other generally recognized holidays.

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“Closing” shall mean the closing of the transactions contemplated by this Agreement to take place upon the execution and delivery of this Agreement as specified in Article II.

“Closing Date” shall mean the date on which Closing takes place.

“Companies Act” shall mean the Companies Act 1981 of Bermuda, as amended from time to time.

“Company Shares” shall have the meaning given it in Section 4.5(a).

“Contracts” shall mean any and all contracts, commitments, covenants, promises, notes, mortgages, indentures, leases of tangible personal property, licenses, franchises, options, warranties, commitments, and other agreements, understandings and arrangements (other than those constituting real property or bank deposit agreements).

“Environmental Requirements” shall mean all applicable Legal Requirements, together with any other requirements of permits, licenses, certificates, authorizations, concessions, franchises or other approvals of any Governmental Authority relating to pollution, the protection of human health or safety or the environment, including, without limitation all requirements pertaining to reporting, licensing, permitting, investigation and remediation of emissions, discharges, releases, or threatened releases of Hazardous Substances into the air, surface water, groundwater, or land, ore relating to the manufacture, processing distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Substances; and all requirements pertaining to the protection of the health and safety of the Company’s employees, contractors or the public.

“Governmental Authority” shall mean any court, governmental department, commission, council, board, agency, or other judicial, administrative, regulatory, legislative or other governmental agency or instrumentality of Bermuda or any foreign country, or any state, county, municipality or local governmental body located in Bermuda or any such other foreign country.

“Hazardous Substances” shall mean any pollutant, contaminant, material, substance, waste, chemical or compound that is regulated, restricted or prohibited by any Environmental Requirement or designated by any Governmental Authority to be hazardous, toxic, radioactive, biohazardous or otherwise a danger to health or the environment.

“Intellectual Property” shall mean any and all discoveries, inventions (patentable or otherwise), methods, trade secrets, know-how and other proprietary information, utility models, sketches, drawings, designs, charts, lists, reports, forms, memoranda, writings, computer software, computer software documentation, trademarks and trade names, service marks, and service names, domain names, copyrights, patents (including without limitation utility patents, design patents, utility models and petty patents), moral rights, in all cases whether or not registered or registrable, and all rights to renewal and extension of copyrights, patents or designs to the full term or terms for which such copyrights, patents or designs may be issued, renewed or extended, all copyright, patent and design registrations and applications therefor, all rights under judicial orders or injunctions, and the right to recover for past and future infringements, and also including in the case of patent application the right to claim priority for such patent applications.

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“Legal Requirements” means laws, statutes, orders, rules, ordinances, regulations, codes, judgments, orders, writs or decrees of any governmental Authority having jurisdiction over the person or subject matter in question, and any and all legal duties arising under applicable common law.

ARTICLE II - PURCHASE AND SALE

2.1 Purchase and Sale of the Company Shares. Subject to the terms and conditions of this Agreement, Sellers hereby agree to sell and deliver, or cause to be sold and delivered, to Purchaser or its assignee or nominee, and Purchaser or its assignee or nominee hereby agrees to purchase and accept form Sellers, all legal and beneficial interest in all of the Company Shares, consisting of 3,000,000 ordinary shares of par value BD$1.00, represented by Certificate No. 8 (the “Certificate”, whether one or more), free from all liens, charges, encumbrances, equities and claims of third parties of any description, together with all rights now or hereafter attaching thereto.

2.2 Grant of Software Licenses; Assignment of Distribution License; Support and Maintenance, Subject to the terms and conditions of, this Agreement, Sellers hereby agree to execute and deliver to Purchaser (i) a Software License Agreement for Merchant Accounting and Reporting System, (ii) a Software License Agreement for Payment Gateway, and (iii) a Software Development License Agreement, each in the form of Exhibits A, B and C attached hereto and made a part hereof for all purposes, respectively, (iv) subject to any necessary consents that remain to be obtained from Oasis Technology Ltd., a Subdistributor and Assignment Agreement in the form of Exhibit D attached hereto and made a part hereof for all purposes, and (v) an End User Support Agreement in the form of Exhibit E attached hereto and made a part hereof for all purposes.

2.3 Purchase Price. The aggregate purchase price (the “Consideration”) to be paid by Purchaser for the Company Shares, the grants of the software licenses and the assignment described in Section 2.2 above, the entry into the End User Support Agreement described in Section 2.2 above, and the other covenants and agreements on the part of Sellers provided for hereunder, shall be US$1,663,986 payable at Closing in cash, by cashier’s check or by wire transfer of immediately available funds to an account designated in writing by Sellers to Purchaser no less than three Business Days prior to the Closing for this purpose, plus the payments required to be paid to Sellers by or on behalf of Purchaser in the amounts and at the times set forth in Section 7.1 below (the “Installment Payments”). In this connection the parties acknowledge and agree that, of the US$1,663,986 payable at Closing, US$10.00 represents the entire fee for each of the license agreements described in clauses (i), (ii) ad (iii), respectively, of Section 2.3, an additional US$10.00 represents the entire fee for the Subdistributor and Assignment Agreement described in clause (iv) of Section 2.3 , and US$10.00 represents the entire fee for the end User Support Agreement described in clause (v) of Section 2.3, and the remaining US$1,663,936, plus the Installment Payments, represents the entire purchase price being paid for the Company Shares. As provided in Section 10.12 hereof, Purchaser shall be deemed to have discharged its obligations to make payments hereunder by making such payments to First Ecom, which shall hold such payments in trust for the other Sellers as their interest may appear.

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2.4 Closing. The Closing shall take place at the offices of Appleby Spurling & Kempe, Cedar House, 41 Cedar Avenue, Hamilton, Bermuda upon the latest to occur of (i) immediately upon complete execution and delivery of this Agreement and (ii) as soon as practicable following complete execution and delivery of this Agreement and satisfaction or waiver of all of the conditions to the obligations of the parties to consummate the transactions contemplated hereby in accordance with this Agreement, and (iii) at such other time, place and date as is mutually agreed to by the parties hereto. The parties acknowledge that the execution of documents and instruments required hereunder may take place prior to the actual finding of the Consideration payable at Closing or the satisfaction of certain conditions to Closing, in which case such documents and instruments shall be placed into escrow with the firm of Appleby Spurling & Kempe for release upon funding and satisfaction of all such conditions, and the Closing Date shall be the date of such release. Notwithstanding any requirement herein that documents or instruments be dated the Closing Date, such documents and instruments shall be deemed satisfactory if dated on the date of signing, but considered effective on the Closing Date, and conditions required to be satisfied prior to Closing, and representations and warranties given at signing, shall be deemed satisfied if satisfied after signing but prior to or on the Closing Date.

2.5	Sellers’ Actions at the Closing. At or prior to the Closing:

(a)	Sellers shall deliver to Purchaser:

(i) (A) the Certificates of Incorporation or other equivalent organizational document of each of First Ecom, FEDS Acquisition, FEDS Asia and First Asia, respectively, certified in each case as of a date no earlier than five (5) Business Days prior to the Closing Date by the Secretary of State of the State of Nevada or equivalent official or office of the jurisdiction of incorporation, and (B) a certificate of said Secretary of State or other official or office dated as of no earlier than three (3) Business Days prior to the Closing Date as to the due incorporation and good standing of each of First Ecom, FEDS Acquisition, FEDS Asia and First Asia, respectively; and

(ii) certificates of the Secretary or an Assistant Secretary of each of First Ecom, FEDS Acquisition, FEDS Asia and First Asia, respectively, dated the Closing Date and certifying (A) that the Certificate of Incorporation or equivalent organizational document of such company has not been amended since the date of the last amendment referred to in the certificate delivered pursuant to clause (i) (A) above, (B) that attached thereto is a true and correct copy of all resolutions adopted by the Board of Directors and, if required under the company’s organizational documents or applicable Legal Requirements, shareholders of such company authorizing the execution, delivery and performance of this Agreement and the ancillary agreements and transactions contemplated hereby and that such resolutions have not been amended or modified and are in full force and effect in the form adopted, and (C) to the incumbency and specimen signature of each officer of such company executing this Agreement and each ancillary agreement to be executed by such company pursuant to this Agreement and any certificate or instrument furnished pursuant hereto; and

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(iii) (A) the Memorandum of Association of the Company, certified as of a date no earlier than three (3) Business Days prior to the Closing Date by the Registrar of Companies of Bermuda, and (B) a Certificate of Compliance from said Registrar of companies dated as of no earlier than three (3) Business Days prior to the Closing Date as to the due incorporation and good standing of the Company; and

(iv) certificate of the Secretary of the Company dated the Closing Date and certifying (A) that the Memorandum of Association of the Company has not been amended since the date of the last amendment referred to in the Certificate delivered pursuant to clause (iii) (A) above, and (B) that attached thereto is a true and correct copy of all resolutions adopted by the Board of Directors and shareholders of the Company pursuant to the provisions of Section 2.5(c) below and that such resolutions have not been amended or modified and are in full force and effect in the form adopted, and (C) that the other requirements of Section 2.5(c) have been fulfilled in accordance with the provisions thereof; and

(v) an opinion of counsel from legal counsel to First Ecom and FEDS Acquisition substantially in the form of Exhibit J attached hereto and made a part hereof for all purposes;

(b) Sellers shall deliver or procure delivery to the Purchaser of the Certificate evidencing the Company Shares, accompanied by duly executed share transfer instruments in the form attached hereto as Exhibit F effecting transfer from FEDS Acquisition of all the Company Shares in favor of Purchaser (or its nominee(s)), and, in connection therewith, Sellers hereby irrevocably appoint, as of the time of Closing, any corporate officer of Purchaser and any Director of the Company as Sellers’ attorneys-in-fact and irrevocably instruct any such attorney-in-fact to execute all or any form(s) of transfer, surrender and/or other documents(s) at such attorney-in-fact’s direction in relation to the Company Shares in favor of Purchaser or such other person or persons as Purchaser may direct and to do all such acts and things as may in the opinion of such attorney-in-fact be reasonably necessary or reasonably expedient for the purposes of, or in connection with, the acceptance of the purchase described in Section 2.1 and to surrender or vest in Purchaser or its nominee(s) the Company Shares;

(c) To the extent they have not previously done so, Sellers shall, and shall cause the Company to, procure that a board meeting of the Company shall be held at which (i) there shall be submitted and accepted the resignations or otherwise arranged the removals of directors and officers referred to in Section 4.4(b); (ii) there shall be appointed as directors and officers of the company the nominees of Purchaser specified in Section 4.4(b); (iii) the transfers of the Company Shares contemplated by this Agreement shall be approved and Purchaser and/or its nominee(s) shall be registered as the holders of the Company Shares and new share certificates shall be executed and issued accordingly; (iv) all existing instructions of the Company to its banks shall be cancelled and new instructions given in such form as Purchaser may require; and (v) the registered office of the company will be changed to Cedar House, 41 Cedar Avenue, Hamilton HM EX, Bermuda, all in form and substance reasonably satisfactory to Purchaser;

(d) To the extent they have not previously done so, Sellers shall, or shall cause the Company to, procure that the auditors of the Company shall deliver their written resignation to Purchaser;

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(e) To the extent they have not previously done so, Sellers shall cause Company to repay to First Ecom out of Company’s accounts the US$1,336,014 debt and the US$9,401.27 interest obligation currently owed by Company to First Ecom, and Sellers will furnish to Company a release in the form attached hereto as Exhibit G of said debt and obligation and any and all liens or encumbrances or related undertakings securing its or their repayment, together with the originals(s) of the promissory note or notes evidencing said indebtedness;

(f) Sellers shall, or shall cause the Company to, deliver to Purchaser the statutory books of the Company complete and accurate up to Closing and any company seal(s), memorandum of association, bye-laws and amendments thereto, name change certificates and other company filings, and all unused share certificates of the Company;

(g) To the extent they have not previously done so, Sellers shall, or shall cause the Company to, deliver to Purchaser the unaudited financial statements of the Company comprising the balance sheet as at, and the year-to-date income and cash flow statement for the period ending, September 30, 2001;

(h) To the extent they have not previously done so, Sellers shall, or shall cause their appropriate Affiliates to, procure that their names and the names of their Affiliates that are the same as or confusingly similar to the Company’s name be changed so that they are not, it being understood that “FirstEcom.Com” shall not be considered as such for this purpose, and Seller shall deliver to Purchaser (i) a copy of the instruments or documentation necessary to do so as certified by the appropriate Governmental Authority no earlier than five (5) business Days prior to the Closing Date or in the event that such certifications cannot with reasonable diligence be obtained prior to the Closing Date, (ii) evidence reasonably satisfactory to Purchaser that applications to accomplish same have been duly filed and are being diligently pursued;

(i) To the extent they have not previously done so, Sellers shall, and shall cause the Company to, execute and deliver an agreement in the form of Exhibit H attached hereto and made a part hereof for the purpose of assigning, conveying and transferring to First Ecom or its designee all of the Company’s right, title and interest, if any, in and to the logo attached to said Exhibit H, which logo is and shall remain First Ecom’s or its designee’s property;

(j) To the extent they have not previously done so, Sellers shall, or shall cause the Company to, obtain and deliver to Purchase an accurate and complete copy of the permission in writing granted form the Bermuda Monetary Authority for the transfer of all the Company Shares from FEDS Acquisition to Purchaser contemplated by this agreement, all in form and substance reasonably satisfactory to Purchaser;

(k) Sellers shall provide confirmation reasonably satisfactory to Purchaser in connection with the license currently held by the Company under Section 114 of the Companies Act to the effect that (i) said license shall continue in full force and effect following the transfer of control of the Company from FEDS Acquisition to Purchaser contemplated hereunder, and (ii) that the condition in said license previously limiting to “financial institutions” the range of customers to whom the Company would be permitted to render services has been or will be removed;

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(l) To the extent they have not previously done so, Sellers shall, and shall cause the Company to, procure that the Bye-laws of the Company be amended in the following respects; (i) amend Bye-law 61, which still requires beneficial ownership by Bermudians in the Company to be at least 60% and a non-Bermudian holding more than 40% of the shares of the Company to dispose of the excess, so that the Bye-laws reflect and permit the ownership by FEDS Acquisition (a non-Bermudian) of all the Company Shares and so that they further permit the transfer of those Company Shares from FEDS Acquisition to Purchaser, and (ii) amend Bye-law 64, which currently provides that the Board of Directors has absolute discretion without assigning any reason not to register any share transfer, so that such discretionary power is removed, all in form and substance reasonably satisfactory to Purchaser;

(m) To the extent they have not previously done so, Sellers shall cause the Company to execute and deliver to FEDS Asia an assignment in the form of Exhibit I attached hereto and made a part hereof for all purposes of all the Company’s right, title and interest in and to that certain E-commerce Transaction Processing Agreement dated June 22, 2000 entered into between the Company and Wing Hang Bank and that certain Services Agreement for E-commerce Transaction Processing dated November 30, 2000 between the Company and International Bank of Asia Limited, all in form and substance reasonably satisfactory to Purchaser;

(n) To the extent they have not previously done so, Sellers shall cause the Company to furnish to the “Customer” under that certain Transaction Processing Agreement made effective 20 April 2001 and entered into by and between the Company and Planet Group, Inc. a letter in form and substance reasonably satisfactory to Purchaser regarding the provisions of Section 14 of that Agreement; and

(o) To the extent they have not previously done so, Sellers shall, and shall cause the Company to, pay to the appropriate governmental Authority any and all applicable Bermuda stamp duties incurred with respect to the execution and delivery of all of the contracts, agreements and other instruments listed in Schedules 1 or 2, the employment-related agreements specified in Section 4.17(b) and the Lease specified in Section 4.12 (a) below, including without limitation any fines or penalties for delinquent or insufficient filing or payment with respect thereto.

2.6	Purchaser’s Actions at the Closing. At the Closing:

(a)	Purchaser shall deliver to Sellers:

(i) (A) the Articles of Association of Purchaser, certified as of no earlier than five (5) Business Days prior to the Closing Date by Mr. G.C.A. Smeets, a civil law notary residing in Curacao, Netherlands Antilles, and (B) a certificate of the said Mr. G.C.A. Smeets dated as of no earlier than five (5) Business Days prior to the Closing Date as to the due incorporation and good standing of Purchaser;

(ii) certificate of a Managing Director of Purchaser dated the Closing Date and certifying (A) that the Articles of Association of Purchaser has not been amended since the date of the last amendment referred to in the Certificate delivered pursuant to clause (i) (A) above, (B) that attached thereto is a true and correct copy of all resolutions adopted by the Board of Managing Directors of Purchaser authorizing the execution, delivery and performance of this Agreement and the ancillary agreements and transactions contemplated hereby and that such resolutions have not been amended or modified and are in full force and effect in the form adopted, and (C) to the incumbency and specimen signature of each officer of Purchaser executing this Agreement and each ancillary agreement to be executed by purchaser pursuant to this Agreement and any certificate of instrument furnished pursuant hereto; and

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(b) Purchaser shall deliver to Seller the portion of the Consideration to be paid at Closing in the form and manner described in Section 2.3 above.

ARTICLE III - REPRESENTATIONS AND WARRANTIES
REGARDING SELLERS

Sellers, acting jointly and severally, hereby represent and warrant to Purchaser as follows:

3.1 Organization. Each of First Ecom and FEDS Acquisition is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of FEDS Asia and First Asia is a corporation duly incorporated, validly existing and in good standing under the laws of Hong Kong and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. First Ecom is the registered and beneficial owner of all of the issued and outstanding share capital of FEDS Acquisition, First Asia and FEDS Asia.

3.2 Authority. Each Seller has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and consummate the transactions contemplated hereby. Each Seller’s execution and delivery of this Agreement, the performance by such Seller of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of such Seller.  FEDS Acquisition has the full power to assign, transfer and deliver the Company Shares hereunder, free and clear of all covenants, conditions, voting trust arrangements, liens, encumbrances, equities, security interests, restrictions, claims, charges, and other claims or rights of third parties (“Encumbrances”). This Agreement, and each agreement, document or other instrument required to be executed and delivered hereunder, when executed and delivered by all Sellers named as a party thereto, will constitute the valid and legally binding obligation of each such named Seller, legally enforceable against such Seller in accordance with its terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting the rights of creditors generally, limitations imposed by applicable law or equitable principles upon the specific enforceability of any of the remedies, covenants or other provisions of this Agreement, and upon the availability of injunctive relief or other equitable remedies. FEDS Acquisition acquired the Company Shares from First Ecom in a bona fide transaction for fair consideration, such transfer was duly and validly authorized by all necessary corporate action on the part of First Ecom and FEDS Acquisition, and such transfer is property stamped and not subject to any executory agreement, condition subsequent or other covenant or condition that would reserve to First Ecom or any other party the right to rescind or otherwise avoid such transfer.

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3.3 No conflict with Other Instruments. Each Seller’s execution and delivery of, and performance of its obligations under, this Agreement, each agreement, document or other instrument required to be executed and delivered hereunder, and the transactions contemplated hereby and thereby (i) will not result in any violation of, conflict with, constitute a breach, violation or default (with or without notice of lapse of time, or both), give rise to a right of termination, cancellation, forfeiture or acceleration of any obligation or loss of any benefit under, or result in the creation or encumbrance on any of the properties or assets of any Seller or the Company or any of its or their subsidiaries, under (x) any provision of the certificate of incorporation, bylaws, or other charter or government document of any Seller or (y) any agreement, arrangement, contract, understanding, note, mortgage, indenture, lease, franchise, license, permit or other instrument to which any Seller is a party or by which any Seller or any of its properties or assets is bound, (ii) will not conflict with, or result in any breach or violation of, any Legal Requirement applicable to Seller or its properties or assets, or (iii) will not result in the imposition of any Encumbrance upon the Company Shares, except, in the case of clauses (i) (y) and (ii), for any of the foregoing that would not, individually or in the aggregate, have a material adverse effect on Sellers and their subsidiaries, taken as a whole, or that could not result in the creation of any material lien, charge or encumbrance upon any assets of any Seller or any of its subsidiaries, or that could not prevent, materially delay or materially burden the transactions contemplated by this Agreement.

3.4 Ownership of Securities, FEDS Acquisition will sell the Company Shares pursuant to this Agreement with full title guarantee (as construed under Bermuda law) and, upon consummation of the purchase contemplated by this Agreement, Purchaser will acquire such Company Shares free and clear of all liens, charges, encumbrances, equities and claims of third parties of any description with full title guarantee and with the benefit of all other rights and advantages belonging to or accruing on such Company Shares. No Seller is a party to or otherwise subject to, any trust, voting trust or agreement, proxy or other agreement, arrangement or understanding, between or among any persons that affects or relates to the voting or giving of written consent with respect to the Company Shares or any other outstanding security of the Company, the election of directors, the appointment of officers or other actions of the board of directors of the Company (the “Board of Directors”) or the management of the Company.

3.5 Sale Entirely for Own Account. This Agreement is made with each Seller in reliance upon Sellers’ representation to Purchaser, which by the execution of this Agreement Seller hereby confirm, that the Installment Payments to be received by FEDS Acquisition will be acquired for investment for FEDS Acquisition’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that no Seller has any present intention of selling, granting any participation in, or otherwise distributing the same other than in each case pursuant to an appropriate exemption from registration under applicable law. By executing this Agreement, Sellers further represent that no Seller has any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Installment Payments.

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3.6 Reliance Upon Seller’s Representations. Each Seller understands that the Installment Payments are not registered under the United States Securities Act of 1933 (the “Securities Act”) on the ground that the sale provided for in this agreement and the issuance of securities hereunder is exempt from registration under the Securities Act pursuant to Section 4(2) thereof and/or Regulation S promulgated thereunder, and that Purchaser’s reliance on such exemption is based on every Seller’s representations set forth herein. Each Seller realizes that the basis for the exemption may not be present if, notwithstanding such representations, any Seller has in mind merely acquiring the Installment Payments for a fixed or determinable period in the future, or for a market rise, or for sale if the market does not rise. No Seller has any such intention.

3.7 Restricted Securities. Each Seller understands that the Installment Payments may not be sold, transferred or otherwise disposed of or in the United States without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Installment Payments or an available exemption from registration under the Securities Act, the Installment Payments must be held indefinitely. In particular, each Seller is aware that the Installment Payment may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of that Rule are met. In this connection, each Seller represents that such Seller understands that under Rule 144, the Installment Payments must be held for at least one year after purchase thereof from Purchaser prior to resale (and possibly longer under applicable regulations) and that, under certain circumstances, the conditions for use of Rule 144 include the availability of public current information about Purchaser, that sales be effected through a “broker’s transaction” or in transactions with a “market maker,” and that the number of securities in respect of the Installment Payments being sold not exceed specified limitations. Such public current information about Purchaser for purposes of Rule 144 is not now publicly available and may not be in the future.

3.8 Governmental Consents and Notices. No consent, approval, order or authorization of, or registration, declaration of, notice to or qualification or filing with, any Governmental Authority or regulated public securities exchange or other organized public market on which the shares of any such Seller are traded (including but not limited to Nasdaq), whether domestic or foreign, is required to be obtained or submitted by or on behalf of or with respect to any Seller in connection with the execution and delivery of this Agreement by any Seller or the consummation by any Seller of the transactions contemplated hereby that has not been, or will not prior to Closing have been, duly obtained and/or submitted, as applicable. No consent, approval, order or authorization of, or registration, declaration of, notice to or qualification or filing with, any Governmental Authority or regulated public securities exchange or other organized public market on which the shares of any such Seller are traded (including but not limited to Nasdaq), whether domestic or foreign, was required to be obtained or submitted by or on behalf of or with respect to any Seller in connection with First Ecom’s transfer of Company Shares to FEDS Acquisition that has not been duly obtained and/or submitted, as applicable.

3.9 Litigation. There is no (a) claim, action, suit or proceeding pending or, to the knowledge of Sellers and the Company, threatened against or relating to any Seller or any of its or their subsidiaries before any Governmental Authority or arbitration tribunal, or (b) outstanding judgment, order, writ, injunction or decree, or application, request or motion therefor, of any court, governmental agency or arbitration tribunal in a proceeding to which any Seller or any of its or their subsidiaries was or is a party that would individually or in the aggregate, either impair any Seller’s ability to consummate the transactions contemplated by this Agreement or have a material adverse effect on Sellers and their subsidiaries taken as a whole.

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3.10 Insolvency. Each of the Sellers is unable to pay its liabilities as they come due, and none is otherwise “insolvent” under bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting the rights of creditors generally that are applicable to such Seller or its assets. No order has been made, petition presented, resolution passed or meeting convened for the winding up of any Seller or for an administration order in respect of any Seller; no receiver, receiver and manager, administrative receiver or liquidator has been appointed of the business or the whole or any part of the assets or undertaking of any Seller; there are no circumstances that now or with the passage of time may give rise to the appointment of any such receiver, receiver and manager, administrative receiver or liquidator, and, to the knowledge of Sellers and the Company, no such order, petition, resolution, meeting or appointment is pending or threatened.

3.11 No Misleading Statements. No representation or warranty made herein by any Seller contains any statement of a material fact that is either untrue or, in the light of the circumstances under which they are made, misleading.

3.12 Brokers or Finders. Neither any Seller nor any of their officers, directors, employees or shareholders has employed any broker or finder in connection with the transactions contemplated by this Agreement, nor have they incurred, and they shall not incur, directly or indirectly, any liability for any brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

ARTICLE IV - REPRESENTATIONS AND WARRANTIES
REGARDING THE COMPANY

Sellers, acting jointly and severally, hereby represent and warrant to Purchaser as follows:

4.1	Organization.

(a) The Company is a local company incorporated under a private act known as “The Rosebank Investment Company Act, 1957” (the “EDS Act”) by a memorandum of association deposited 10 September 1957 (the “Memorandum of Association”) under the laws of Bermuda, both of which remain in full force and effect, as amended to the date hereof, under the Companies Act. True, complete and accurate copies of the Company’s Memorandum of Association and Bye-laws, as amended to the date hereof, and of the minutes of all of directors’ and shareholders’ meetings, and the shareholders’ registry, complete and accurate as of the date hereof, have been delivered to Purchaser or its counsel. Such documents contain full details of the rights and restrictions attached to the share capital of the Company, and all directors’ and shareholders’ resolutions reflected in the said minutes have been duly adopted as resolutions of the Company, and have not, except as disclosed therein, been rescinded or modified.

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(b) The Company holds a validly issued and currently in effect license from the Registrar of Companies under Section 114 of the Companies Act permitting ownership of up to 100% of the Company Shares by FEDS Acquisition, which license (i) contains no conditions, and is subject to no express or implied limitations by reason of the representations made or other information provided in the course of making application for such license, that would render the license invalid or otherwise jeopardize its scope or continued validity by reason of the transfer of the Company Shares to Purchaser contemplated hereby, and (ii) is current in all payments of fees required for maintenance of the license, including without limitation the required 2001 annual fee of BD$1000.00.

4.2 Qualification; Location of Asset and Operations. The Company has all requisite power and authority to own, lease and operate its respective properties and to carry on its business as and where now being conducted. The Company is qualified to conduct business in its jurisdiction of incorporation and in each such other jurisdiction where the nature of its assets or the conduct of its business requires it to be so qualified. The Company has no assets having a situs outside of Bermuda and does not have a branch, agency or place of business or any permanent establishment (as that expression is defined in the relevant double taxation relief orders current at the date of this agreement) outside Bermuda and is not required to be qualified to do business outside Bermuda.

4.3 Register of shareholders and meetings. The register of shareholders an statutory books of the company contain complete, true and accurate records of the shares and shareholders of the Company and all the other information which they are required to contain under the Companies Act up to the date of this Agreement, and comply with all the requirements of the Companies Act and all returns, particulars, resolutions and other documents required to be delivered by the Company to the Registrar of Companies have been duly delivered with the required time limits and no fines or penalties are outstanding or known to be due. The Company has not received notice of any application or intended application for the modification of its register of shareholders that is not already reflected in the entries recorded therein. The Company has held all regular and special meetings of shareholders required of it under the Companies Act or, to the extent of any delinquency in the convening or completion of such meetings, such delinquencies have been cured by application to and sanction by the Registrar of Companies, the convening and completion of such meetings, and the payment in full of any resulting fines, penalties or assessments. No application has been made by a shareholder or creditor of the Company or any other person to wind-up the affairs of the Company on account of any such delinquency. All transfers of shares of the Company taking place prior to the date hereof have been properly stamped and have, received all necessary or appropriate approvals of the Bermuda Monetary Authority.

4.4	Board of Directors and Officers.

(a) As of August 31, 2001, (i) the number of directors comprising the Company’s Board of Directors was six (6), (ii) three of the directors positions were vacant, (iii) the directors serving in the remaining three positions were Gregory Pek, J. David Lema and Ian G. Robinson and (iv) the President and Vice President positions were held by J. David Lema and Gregory Pek, respectively. Each of the aforenamed directors and officers was duly appointed in accordance with the Company’s Memorandum of Association and Bye-laws, and in accordance with the Companies Act, and none of them has since their respective appointments resigned or offered his or her resignation as such. Any other person who previously served as a director of the Company has duly and validly resigned or been removed from that position, or has vacated the position upon the due expiration of his or her term, and no basis for any claim against the Company, its Affiliates or its or their directors, officers or shareholders exists, and none has been asserted, by or on behalf of any previous directors arising out of such previous service or holding of office or the termination thereof, however occasioned.

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(b) Further, effective as of the Closing, Sellers and the Company’s Board of Directors have taken or caused to be taken all necessary and appropriate actions to (i) reduce the number of positions in the Company’s Board of Directors from six to two, (ii) remove or secure the resignations of Gregory Pek and Ian G. Robinson from their positions as directors of the Company without any claim for compensation or otherwise and replace them with Purchaser’s nominee Michael Sanchez, and (iii) remove or secure the resignation of Gregory Pek from his position as Vice President of the Company without any claim for compensation or otherwise and replace him with Purchaser’s nominee Michael Sanchez, with the result that the Company’s Board of Directors will consist of two directors, namely J. David Lema and Michael Sanchez.

4.5	Capital Structure.

(a) The authorized share capital of the Company consists of 5,000,000 ordinary shares having a par value of BD1.00 per share, of which 3,000,000 of such shares are issued and outstanding as of the date hereof, which issued and outstanding shares are recorded and duly registered in the Company’s register of shareholders in the name of FEDS Acquisition (the “Company Shares”). All issued Company Shares are validly issued and fully paid, have been issued in compliance with applicable Legal Requirements, and, without limiting the provisions of Section 4.5(b) below, are not subject to any rights of pre-emption, redemption, repurchase, right of first refusal, co-sale right, right of participation, right of first offer, option or other restriction on transfer, including without limitation any such rights that may arise or have existed under the Memorandum of Association or Bye-laws of the Company, the Shareholders’ Agreement relating to the Company dated May 26, 2000 by and among The Bank of Bermuda Limited, First Ecom and the Company (the “Shareholders’ Agreement”), or the Share Purchase and Sale Agreement between The Bank of Bermuda Limited and First Ecom dated June 18, 2001 (the “Share Purchase and Sale Agreement”), or otherwise in relation to the sale and purchase of the same hereunder. The rights, preferences and privileges of the Company Shares are as set forth in the Company’s Memorandum of Association and Bye-laws. The Company has not purchased any of its own shares. As of the date hereof, without limiting the provisions of Section 4.5(b) below, there are no other shares or other equity securities of the Company and no other options, warrants, calls, conversion rights, commitments or agreements of any character to which the Company is a party or by which the Company may be bound that do or may obligate the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares in the Company’s share capital or securities convertible into or exchangeable for the Company’s share capital or that do or may obligate the Company to grant, extend or enter into any such option, warrant, call, conversion right, commitment or agreement.

(b) With respect to that certain Transaction Processing Agreement dated 20 April 2001 and entered into by and between the Company and Planet Group, Inc., Company has issued a letter to the “Customer” thereunder in form and substance reasonably satisfactory to purchaser providing notice of the transfer of shares contemplated hereby and certain other matters in connection with the provisions of Section 14 of said agreement.

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(c) Nothing in this Agreement shall oblige Purchaser to buy any issued and outstanding shares of the Company or otherwise complete this Agreement unless the sale and purchase of all such issued and outstanding shares in the Company is completed and transferred to Purchaser simultaneously.

(d) FEDS Acquisition owns or holds the entire beneficial interest in the Company Shares of which it is the holder of record, and such shares are not subject to, and the Company is not a party to or otherwise subject to, any trust, voting trust or agreement, proxy or other agreement, arrangement or understanding, between or among any persons that affects or relates to the voting or giving of written consent with respect to the Company Shares or any other outstanding security of the Company, the election of directors, the appointment of officers or other actions of the Board of Directors of the Company or the management of the Company.

4.6 Subsidiaries; Equity Investments. The Company does not now have and, except to the extent of any such subsidiaries or other controlled companies as the Company may have had prior to its change of name from “Rosebank Investment Company Limited” to “First Ecommerce Data Services Limited” on 12 November 1999, has never had any other subsidiaries or companies controlled by the Company and does not own and, except to the extent of any such equity or other controlling interests as the Company may have had prior to its change of name from “Rosebank Investment Company Limited” to “First Ecommerce Data Services Limited” on 12 November 1999, has never owned any equity interest in, or controlled, directly or indirectly, any other corporation, partnership, joint venture, trust, firm or other entity.

4.7 No conflict with Other Instruments.

(a)  Except as otherwise specifically stated in Section 4.7(b), 4.7(c) or 4.7(d) below, the execution, delivery and performance of this Agreement and the transactions contemplated hereby (I) will not result in any violation of, conflict with, constitute a breach, violation or default (with or without notice or lapse of time, or both) under, give rise to a right of termination, cancellation, forfeiture or acceleration of any obligation or loss of any benefit under, or result in the creation of encumbrance on any of the properties or other assets of any Seller or the Company pursuant to, (i) any provision of the Company’s Memorandum of Association and/or Bye-laws or other organizational documents, or (ii) any agreement, contract, understanding, note, mortgage, indenture, lease, franchise, license, permit or other instrument to which the Company is a party or by which the properties or assets of the Company is bound, including without limitation those contracts listed in Schedules 1 or 2 attached hereto or specified in Section 4.17(b) below, or (2) conflict with or result in any breach or violation of any Legal Requirement applicable to the Company or its properties or assets.

(b) Each of (i) that certain E-commerce Transaction Processing Agreement dated 12 June 2001 and entered into by and between the Company and Provident Bank and Trust of Belize Limited and (ii) that certain Transaction Processing Services Agreement dated 7 August 2001 and entered into by and between the Company and DPI Merchant Services, Inc. (signed for an on behalf of Data Processors International Inc.), contain provisions entitling either party to terminate the agreement upon a change in control of the other party. Neither of those two agreements has ever generated, nor do they currently generate, a material portion of the Company’s net income or revenues.

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(c) Further, the Company’s policy of Professional Liability insurance maintained through certain Lloyd’s of London syndicates and underwriters and dated 30 March 2000 entitles Lloyd’s to notice of any merger or acquisition by or of the Company, and the Company has given all notice and taken such further action as is required of it under said policy in connection with this Agreement and the transactions contemplated hereby.

(d) The Mastercard Member Service Provider TPP Agreement dated 4 November 1999 and entered into by and between The Bank of Bermuda Limited (as “Processor”) and MasterCard International Incorporated, under which the Company has now succeeded to all the rights and obligations of The Bank of Bermuda Limited as Processor, contains a provision obligating the Processor to notify MasterCard International Limited of any “material changed circumstances in organizational structure” experienced by the Processor.

4.8 Governmental Consents and Notices. No consent, approval, order or authorization of, or registration, declaration of, notice to or qualification or filing with any Governmental Authority or any regulated public securities exchange or other organized public market on which the shares of any Seller are traded (including but not limited to Nasdaq), whether domestic or foreign, is required to be obtained or submitted by or on behalf of or with respect to the Company in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby that has not been, or will not prior to Closing have been, duly obtained and/or submitted, as applicable.

4.9 Financial Statements. A complete and accurate copy of the Company’s income statement, balance sheet and statement of cash flow for the period from January 1, 2000 to December 31, 2000, together with the associated auditors’ and directors’ reports and notes thereto (“Audited Financial Statements”), together with the Company’s internal monthly income statements, balance sheets and statements of cash flow statement for the periods from January 1, 2001 through August 31, 2001 (the “Unaudited Financial Statements”) have been furnished to Purchaser (the Audited Financial Statements and the Unaudited Financial Statements being herein referred to collectively as the “Financial Statements”). The Financial Statements were prepared in accordance with applicable Companies Act requirements and United States generally accepted accounting principles consistently applied, and present fairly in all material respects the financial condition as at the dates of such statements and results of operations of the Company for the periods covered thereby, except that the Unaudited Financial Statements may be subject to normal and recurring year-end adjustments.

4.10	Accounting and Other Records

(a) All the accounts, books, ledgers and financial and other records of whatsoever kind of the Company (including all invoices) have been kept in accordance with applicable Companies Act requirements and are in the possession of the Company or under its control. Except as stated in Section 4.10(b) below, none of the Company’s records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process whether computerized or not) which (including all means of access thereto and therefrom are not under the exclusive ownership and direct control of the Company.

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(b) Two Sun E250 servers and related equipment and software owned and operated by FEDS Asia have been used in connection with the Company’s fulfillment of its obligations under the agreements referred to in Section 2.5(m). Upon completion of the assignment referred to in Section 2.5(m). Upon completion of the assignment referred to in Section 2.5(m), such use will no longer be necessary in order for the Company to continue to render to FEDS Asia in support of those agreements the services it has to date been obligated to render to Wing Hang Bank and International Bank of Asia under those agreements, and will no longer be available to the Company.

4.11 Absence of Changes. Except as otherwise expressly contemplated by this Agreement, since August 31, 2001, the Company’s business has been conducted only in the ordinary and usual course without any interruption in the nature, scope or manner, and without limiting the generality of the foregoing:

(i) Except as disclosed in this Article IV, there have been no changes in the Company’s properties, employees, obligations or liabilities of the Company or in its relations with customers, vendors, lessors, licensors or other business relationships that, in the aggregate, have had or may be reasonably expected to have a material adverse effect on the Company;

(ii) The Company has not issued, or authorized for issuance, or entered into any commitment to issue, any equity security, bond, note or other security;

(iii) Except as disclosed in this Article IV, the Company has not incurred additional debt for borrowed money, or incurred any obligation or liability, except in the ordinary course of business consistent with past practice and, in any event, not in excess of US$10,000 individually or US$30,000 in the aggregate or the equivalent in any other currency;

(iv) The Company has not discharged any obligation or liability, or discharged, settled or satisfied any claim, lien or encumbrance, except for current liabilities in the ordinary course of business consistent with past practice and, in any event, not in excess of US$10,000 for any single occurrence or US$30,000 in the aggregate or the equivalent in any other currency;

(v) Except for the payment to Seller of US$1,336,014 in satisfaction of the Company’s intercompany debt and US$9,401.27 intercompany interest obligation to Seller as contemplated by Section 2.5(e) above, the Company has not declared or made any dividend, payment or other distribution to its shareholders or any Affiliate of its shareholders or otherwise on account of any outstanding equity interest in the Company;

(vi) The Company has not purchased, redeemed or otherwise acquired or committed itself to acquire, directly or indirectly, any of its shares;

(vii) The Company has not conveyed or disposed of, or agreed to conveyor dispose of, by sale, assignment, lease, license or otherwise, or mortgaged, pledged or otherwise encumbered, any of its intangible assets or properties;

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(viii) The Company has not mortgaged, pledged, or otherwise encumbered any of its tangible assets or properties;

(ix) The Company has not disposed of, or agreed to dispose of, by sale, lease, license or otherwise, any tangible asset or property, except in the ordinary course of business consistent with past practice; -

(x) The Company has not written off any debts, no debt has been released by the Company on terms under which the debtor pays less than the book value of its debt, and no debt owing to the Company has proved to any extent to be unrecoverable;

(xi) The Company has not purchased or agreed to purchase or otherwise acquire any securities of any corporation, partnership, joint venture, firm or other entity;

(xii) Except as disclosed in this Article IV or in Schedule 5 attached hereto, the Company has not made any expenditure or commitment for the purchase, acquisition, construction or improvement of a capital asset, except in the ordinary course of business consistent with past practice and, in any event, not in excess of US$5,000 for any single item or US$15,000 in the aggregate or the equivalent in any other currency;

(xiii) The Company has not entered into any contract or commitment (whether in respect of capital expenditure or otherwise) on terms which will allow for less than full recovery by the Company of costs and overheads or which is of a 10ng-tenn nature, or which involves or could involve an ob1igation in excess of US$10,000 or the equivalent in any other currency; and for this purpose a long-term contract or commitment is one which will not be performed in accordance with its terms within three months after the date it was entered into or undertaken or which is incapable of termination by the Company on three months’ notice or less;

(xiv) The Company has not adopted or amended any bonus, incentive, profit-sharing, stock option, stock purchase, pension, retirement, deferred-compensation, severance, life insurance, medical or other benefit plan, agreement, trust, fund or arrangement for the benefit of employees of any kind whatsoever, nor entered into or amended any agreement relating to employment, services as an independent contractor or consultant, or severance or termination pay, nor agreed to do any of the foregoing;

(xv) Except as disclosed in this Article IV, neither any Seller nor the Company has effected or agreed to effect any change in the Company’s directors, officers or employees;

(xvi) Except as contemplated in Section 2.5, neither any Seller nor the Company has effected or committed itself to effect any amendment or modification to the Company’s Memorandum of Association or Bye-laws;

(xvii) The Company has not lost any source of supply that is material to the business of the Company;

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(xviii) The Company has not disposed of or agreed to dispose of any asset for a consideration payable by installments where any installment remains unpaid;

(xix) All cash and payments of any kind received by the Company have been credited to the Company’s accounts with its bankers;

(xx) The Company has paid its creditors in accordance with the same policy as that maintained during prior periods.

(xxi) None of the assets of the Company has been diminished by the wrongful act of any person;

(xxii) There has been no material change in the working capital requirements of the Company;

(xxiii) Except for changing market conditions prevailing in the industry generally to which the Company and its competitors are subject, there has otherwise been no material adverse change in the Company or its business, assets, operations or financial condition; provided, however, that transaction volumes from The Bank of Bermuda Limited have declined significantly since August 31, 2001.

4.12 Real Property.

(a) Lease. The Company is a party to that certain Lease (herein, the “Lease”) dated 18th June 2001 between J.H.R. Properties Limited (“Landlord”) and the Company (“Tenant”) and Carecorp Limited (“Agent”) covering part of the fourth floor of the premises known as “The Emporium” located at 69 Front Street, Hamilton, Bermuda (the “Premises”), which provides for a- two year fixed term tenancy ending the 31st of May 2003, with an option to renew for a further two years which must be (but has not yet been) exercised on or before February 28, 2002, a complete and accurate copy of which has previously been furnished to Purchaser by Seller and/or the Company. Under the Lease, the Company is obliged to pay rent fixed at BD$71,610.00 per annum payable monthly in the sum of BD$5,967.50, with a service charge payable monthly at the rate of BD$17.35 per square foot, but with provision for an accounting by the Landlord at the end of each year of the tenancy. The Lease is in full force and effect, valid, enforceable in accordance with its terms subject to the effects. of applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors and the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies. The Lease comprises the only real property in which the Company has an interest and which is used in connection with its business. The Premises are occupied or used by Company under the Lease, and the terms of that lease permit occupation or use for the purposes for which the Company currently uses the Premises and contemplates future use of the Premises. Neither the Premises nor the Company’s occupancy of the Premises is in violation of any applicable Legal Requirements, and the Company has not received any notice restricting the use and enjoyment of the Premises that is inconsistent with the Company’s current and contemplated future use of the Premises. .

(b) Encumbrances.

(i) The Lease is held by Company free from any mortgage, debenture, charge, or other encumbrance securing the repayment of monies or other obligation or liability of the Company or any other person, and neither the Lease nor the Premises covered thereby is subject to any option, right of pre-emption or right of first refusal.

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(ii) The Company has not assigned its interest in the Lease to any other party, whether an Affiliate of the Company or otherwise, and the Company has not created any further subtenancy or license of its interest in the Lease and there are no persons other than the Company in occupation of the Premises.

(iii) Without limiting any other representation or warranty contained in this Agreement, the Lease is not subject to any restrictive covenants, stipulations, easements, profits, rights-of-way, licenses, grants, restrictions, overriding interests or other rights vested in third parties, and the Company has not entered into any agreement or commitment to give or create any of the foregoing.

(iv) There are no outstanding actions, disputes, claims or demands between the Company and any third party affecting the Premises, or any boundaries thereof, or with respect to any of the rights appurtenant to the Premises as set out in the Lease.

(c) Regulatory Matters. The Premises are not being or intended or required by the Company to be used other than for the uses thereof permitted under applicable Legal Requirements, and all necessary permissions have been obtained or deemed to have been granted by applicable Governmental Authorities for the use, alternations, improvements of the Premises by Company. The Company has satisfied any charges, monetary claims and liabilities imposed by reason of the occupancy or use of the Premises by the Company under applicable Legal Requirements. The Company has received no notice of any outstanding and unobserved or unperformed obligation with respect to the Premises necessary to comply with any applicable Legal Requirements.

(d) Compliance with Lease. The obligations and liabilities imposed and arising under the Lease on the Company have been fully observed and performed, and any payments in respect of them due and payable by the Company have been duly paid as and when due, and no other event has occurred that constitutes, or that with the giving of notice or the passage of time would constitute, a default or violation by the Company thereunder or, to the knowledge of Sellers and the Company, by any other party thereto. The Company has received no notice from the Landlord of any breaches of the covenants on its part and the conditions contained in the Lease and the last demand (or receipt for rent if issued) was unqualified and the Company has not received notice that the Landlord has any intention of terminating the Lease. All requisite licenses, consents and approvals required of the Company from the Landlord have been obtained, and the covenants on the part of the Company contained in such licenses, consents and approvals have been duly performed and observed. The Company has not served any notice on the Landlord claiming any breach by the Landlord of its obligations under the Lease, nor is there any current or, to the knowledge of Sellers and the Company, threatened dispute with the Landlord regarding the observance of obligations under the Lease (whether by the Landlord or the Company).

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4.13 Taxation.

(a) The Company has filed all Tax Returns (as defined below) that it was required to file within the requisite time limits, and all such Tax. Returns were correct and complete in all material respects and were properly made. The Company has paid all Taxes (as defined below) that are shown to be due on any such Tax Returns within the time limits set out by law and the provisions and reserves for Taxes set forth in the Financial Statements are sufficient to pay all unpaid Taxes of the Company attributable to all periods ended on or before August 31, 2001, and all Taxes attributable to the period from and after August 31, 2001 and continuing through the Closing Date are attributable to the operation of the Company in the ordinary course of business. All Taxes that the Company is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Taxation Authority.

(b) For purposes of this Agreement, “Taxes” means all taxes, charges, fees, levies, duties, imposts or other similar assessments or liabilities, including without limitation income, corporation, capital gains, value added taxes, stamp duties, and customs duties and excise duties. imposed by Bermuda or any jurisdiction elsewhere in the world, and any interest, fines or penalties resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof and “Taxation” shall be construed accordingly. For purposes of this Agreement, “Tax Returns” means all returns, declarations, notices, statements, applications, reports, clearances, or other information required to be supplied to a Taxation Authority in connection with Taxes, and ‘‘Taxation Authority” means any governmental or other fiscal, revenue customs or excise authority, department, agency, body or office whether in Bermuda or elsewhere in the world having authority or jurisdiction to impose or assess in relation to the Company for any Taxes. .

(c) No investigation or other inquiry of any Tax Returns of the Company by any Taxation Authority is currently in progress or, to the knowledge of Sellers and the Company, threatened or contemplated. There are no matters likely to affect the liability of the Company (whether accrued, contingent or future) to taxation of any nature whatsoever or to other sums imposed, charged, assessed, levied or ‘payable or withdrawal of any relief are disputed with the relevant tax authorities.

(d) The amount of tax chargeable to the Company during any accounting period ending before August 31, 2001 was not dependent on any concession, agreement or other formal arrangement with any Taxation Authority when such concessions, agreements, or arrangements are in writing.

(e) All pension contributions (both employer’s and employee’s) in respect of employees, officers of the Company and any person(s) who, should have been treated as such for these purposes have been duly paid.

(f) The Company has not at any time:

(i) reduced its share capital or repurchased, repaid or redeemed shares of any class of its share capital or capitalized any profits or reserves or share premium account in the form of, or in paying up any amounts unpaid on, any shares, debentures or other securities or agreed or resolved to do any of the foregoing; or

(ii) provided capital to any company on terms whereby the company so capitalized has in consideration thereof issued shares, loan stock or other securities where the terms of any such capitalization were otherwise than by way of a bargain made at arms’ length or where the shares, loan stock or other securities acquired are shown in the Financial Statements at a value in excess of their market value at the time of acquisition.

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(g) All documents in the possession of the Company to which the Company is a party which are necessary to prove the title of the Company to its assets or by virtue of which the Company has any right have been properly stamped, and for the avoidance of doubt this includes adjudication if appropriate, and no such documents which are outside Bermuda would attract stamp duty if they were brought into Bermuda. All transactions to which the Company is or was a party and relating to chargeable securities of the Company have been completed by duly stamped documents of transfer.

(h) The Company is not under any actual or contingent liability to taxation in respect of any other person, including but not limited to any other company which at any time has been a member of the same group or consortium as the Company or any associated company of the Company for taxation purposes.

(i) Since November, 1999, the Company has at all times been resident for taxation purposes in Bermuda is not chargeable to tax or similar duties or imposts in any jurisdiction other than Bermuda and has never had any permanent establishment in any other country.

4.14 Guaranties. There are no actual or contingent liabilities on the part of the Company arising directly or indirectly out of any agreement, contract, lease, sublease, tenancy, sub-tenancy, conveyance, transfer, license, deed or any other instrument, arrangement or understanding in the nature of a guaranty, indemnity or surety for the performance or payment by any third party under the terms of that or any other instrument, arrangement or understanding;

4.15 Contracts.

(a) Except for Contracts that do not obligate, any party thereto to make payments or furnish goods or services valued in excess of US$500 individually or US$5000 in the aggregate or the equivalent in any other currency,

(i) Schedules 1 and 2 attached hereto, together with Section 4.17(b), list all of the Contracts to which the Company is a party or by which the Company or its property or assets are bound, and complete and accurate copies of all of such Contracts have been furnished to Purchaser,

(ii) all of such Contracts are valid, properly and adequately stamped or adjudicated, and enforceable in accordance with their respective terms subject to the effects of applicable bankruptcy, insolvency~ reorganization, moratorium or other similar laws affecting the rights of creditors and the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies, such Contracts are in full force and effect, free and clear of any liens or encumbrances, and no event has occurred that constitutes, or that with the giving of notice or the passage of time would constitute, a default or violation by the Company thereunder or, to the knowledge of Sellers and the Company, by any other party thereto,

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(iii) the Company is a party to each of such Contracts and, except as otherwise provided in Section 2.5(m) above, has not assigned or otherwise transferred any interest therein or any of the rights and benefits accruing therefrom,

(iv) no third party has notified the Company of any claim, dispute or controversy with respect to any of such Contracts, nor has the Company received notice or warning of alleged nonperformance, delay in delivery or other noncompliance by the Company with respect to its obligations under any of such Contracts, nor, to the knowledge of Sellers and the Company as of the date hereof (but except with respect to the change in control issue under the contract’ with DPI Merchant Services, Inc. and Provident Bank and Trust of Belize Limited described in Section 4.7(b) above), are there any facts which exist indicating that any of such Contracts may be totally or partially terminated or suspended by the other parties thereto, and

(v) except for those Contracts listed in Schedules 1 and 2, there are no other agreements, understandings or arrangements, whether written or oral, affecting or relating to the ownership, use or operation by the Company of its assets, or the conduct of its business, or the rights or obligations of any party to such Contracts.

(b) The Company has not nor, to the knowledge of Sellers and the Company, has any of the employees of the Company, entered into any Contract containing covenants limiting the right of the Company or such employee to compete in any business or with any person, other than the Contracts listed in Section 4. 17(b).

(c) Any information contained in any materials previously furnished to Purchaser to the contrary notwithstanding, the Company has in fact succeeded to all of The Bank of Bermuda Limited’s rights and obligations as “Processor” under that certain Mastercard Member Service Provider Third Party Processor Agreement dated 4 November, 1999 between The Bank of Bermuda Limited and MasterCard International Incorporated (the “TPP Agreement”), and all MasterCard transactions processed by the Company have been processed under appropriate authorization from MasterCard;

4.16 Environmental Matters.

(a) The Company is and at all times has been, in compliance with all applicable Environmental Requirements, including, without limitation, Environmental Requirements relating to exposures, emissions, discharges, releases or threatened releases of Hazardous Substances into or on land, ambient air, surface water, groundwater, personal property or structures (including the protection, cleanup, removal, remediation or damage thereof), or otherwise related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, discharge or handling of Hazardous Substances or related to health and safety of employees and other persons. The Company has not received any notice of any investigation, claim or proceeding against the Company relating to any violation or alleged violation on the part of the Company under any Environmental Requirements, and the Company is not aware of any fact or circumstance that could involve the Company as a party in any litigation, proceeding, investigation or claim under any Environmental Requirement.

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(b) The Company has not disposed of any Hazardous Substances on or about any properties at any time owned, leased or occupied by the Company in a manner that would give rise to liability of the Company under any Environmental Requirements. The Company has not itself disposed of any materials at any site being investigated or remediated for contamination or possible contamination of the environment.

(c) The Company has all permits, licenses and approvals required by Environmental Requirements for their use and occupancy of, and for all their operations and activities conducted on, the Premises and. to the knowledge of Sellers and the Company, the Company is in full compliance with all such permits, licenses and approvals, except where such non-compliance would not have an adverse effect on the Company or its business, assets, operations- or financial condition.

4.17 Employees.

(a) A complete and accurate list setting forth all employees, contractors and consultants of the Company as of the date hereof, together with their titles or positions, dates of hire, regular work location and current compensation, current salary and benefits, notice period, confidentiality obligations and all other terms and conditions of employment or engagement, including any additional terms and conditions of employment or engagement, whether contained in a Company or staff handbook or otherwise, has previously been furnished to Purchaser by or on behalf of Sellers and/or Company.

(b) The employment contracts or other agreements between the Company and any officer, director, employee, contractor, consultant or other individual person relating to the performance of services consist of those with Mr. David Lema as “Chief Executive Officer” dated June 18, 2001, Mrs. Leslie Pooley-Maughan as “Chief Business Officer” dated June 18, 2001, Mr. Kieth Flaherty as “Chief Technology Officer” dated June. 18, 2001, Ms. Marcy Judd as “Financial Controller” dated June 19, 2001, Mr. Horst Finkbeiner as “Head of Business Analysts/Project Management” dated August 2, 2000, Ms. Barbara Gaudette as “Senior Business Analyst” dated June 19, 2001, Mr. Arrigo Merlo as “Client Relationship Manager” effective as of June 29, 2000, Mr. Jason Taylor as “Senior Analyst Programmer” effective as of June 19, 2001, Mr. David Petty as “Business Analyst” effective as of July 9, 2001, Ms. Deborah L.A. King as “Executive Administrative Assistant” effective as of August 23, 2001, and Mr. Alexander Fox as “Junior Bankcard Switch Technician effective as of October 1, 2001, and complete and accurate copies of all such agreements have previously been furnished to Purchaser by or on behalf of Sellers and/or Company.

(c) Except for Robert St. John, who is to report to work October 29, 2001 as “Senior Bankcard Switch Technician” at a salary of US$75,000 annually, there are no outstanding offers of employment or engagement made to any person by the Company and there is no one who has accepted an offer of employment or engagement made by the Company who has not yet taken up that employment or engagement.

(d) Except as expressly contemplated by the terms of this Agreement, no officer, director, employee, contractor or consultant of the Company identified in the materials furnished to Purchaser under subsections (a) or (b) above:

(i) has given or received notice terminating his or her employment or engagement or altering its terms, and no such person will be entitled as a result of the entering into of this Agreement and the sale of the Company Shares to Purchaser to give notice of termination or to claim for any payment or benefit or to treat himself or .herself as being released from any obligation and, to the knowledge of Sellers and the Company, no such person is planning to terminate his or her employment as of or shortly after the Closing; or

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(ii) is currently on sick leave which (as of the date of this Agreement) has been for more than 14 consecutive days; or

(iii) is currently on maternity leave.

(e) As of August 31, 2001, there were no outstanding arrears of salary, wages, holiday pay or other remuneration due to any officer, director, consultant, employee or contractor of the Company other than as set forth in the Financial Statements except as incurred in the ordinary course of business and not used.

(f) Except or Mr. David Petty, whose annual salary was increased from US$68,OOO to US$71,400, since August 31, 2001, (i) no change has been made in the rate or basis of remuneration, fee or other benefits provided for or paid to .any officer, director, consultant, employee or contractor of the Company and (ii) no change has been made in any other terms of employment or engagement of any such officer, director, consultant, employee or contractor.

(g) The Company has not entered into any agreement or legally binding commitment regarding any future variation in any contract of employment or other agreement in respect of any of their officers, directors, employees, consultants or contractors or any agreement imposing an obligation on the Company to increase the basis and/or rates of remuneration or payment and/or the provision of other benefits to or on behalf of its officers, directors, employees, consultants or contractors at any future date.

(h) All employees of the Company who require a work permit will have a valid work permit in force at the Closing, except that Kieth Flaherty, Barbara Gaudette Jason Taylor and Robert St. John are currently in the process of having their work permits renewed under the auspices of the Company.

(i) The Company is not liable to pay any industrial levy nor do they have any outstanding undischarged liability to pay any Governmental Authority in any jurisdiction, other than as provided in the Financial Statements, nor any taxation, contribution or other impost arising in connection with the employment or engagement by the Company of employees, directors, officers, consultants or contractors.

(j) The Company is not aware of any facts or matters affecting any employee of the Company which might reasonably be considered grounds for dismissing such employee or warning such employee that the continuation of any conduct or behavior may lead to dismissal.

(k) No grievance or complaint of sex, race or disability discrimination, whether formal or informal, is pending in an administrative or litigation proceeding nor, to the knowledge of Sellers and the Company, has been raised by any employee, director, officer or consultant or former employee, director, officer or consultant of the Company in the twelve months prior to Closing.

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(l) The Company has not made any loans to or entered into any credit transaction with any of its directors or to any employee.

(m) Except as expressly listed otherwise in Schedule 3 attached hereto and made a part hereof for all purposes, the Company has not any deferred compensation, pension, health, profit sharing, bonus, stock purchase, stock option, hospitalization, insurance., severance, redundancy, workers’ compensation, supplemental unemployment benefits, vacation benefits, disability benefits, or any other employee benefit or otherwise or welfare benefit plan or obligation covering any of its officers or employees or any informal understanding with -respect to the foregoing. -

(n) The Company’s pension plan described in Schedule 3 has been maintained in material compliance with its governing rules or terms, and all applicable requirements as to the filing of reports, documents and notices with Governmental Authorities and the furnishing of documents to participants or beneficiaries have been satisfied. No employee, former employee or relative or dependent of such employee or other participants in said pension plan has made any claim against the Company in respect thereof.

(o) The Company has not entered into any union membership, security of employment, redundancy, recognition or other collective agreement (whether legally binding or not) with a trade union, works council, staff association, employee representatives or other organization or body of employees, nor has the Company done any act which might be construed as recognition.

(p) There are no controversies or labor or trade disputes or union organization activities pending or, to the knowledge of Sellers and the Company, threatened between the Company and any of its employees nor are there facts known to the Company which might ,indicate that there may be any such dispute or activities.

(q) To the knowledge of Sellers and the Company, none of the employees of the Company belongs to any union or collective bargaining unit or is represented by any, works council, staff association or other body representing employees relating to their activities as employees of the Company.

(r) The Company has complied with its obligations under all applicable domestic and foreign equal employment opportunity and other laws and regulations related to employment or working conditions.

(s) To the knowledge of Sellers and the Company, no employee of the Company is in violation of any agreement of employment, non-competition or confidentiality with any former employer.

4.18 Intellectual Property.

(a) The operations of the Company do not conflict with or infringe, and no one has asserted to any Seller or to the Company that such operations conflict with or infringe, any Intellectual Property owned, possessed or used by any third party. There are no claims, disputes, actions, proceedings, suits or appeals pending against Seller or the Company with respect to any such Intellectual Property, and, to the knowledge of Sellers and the Company, none has been threatened against the Company. Without limitation of the foregoing, the Company has complied in all material respects with all express and/or implied obligations of confidentiality to which it is subject in relation to Intellectual Property owned by third parties.

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(b) Except as expressly stated in the relevant Contracts listed in Schedule 1 hereto,

(i) there are no facts or, to the knowledge of Sellers and the Company, alleged facts that would reasonably serve as a basis for any claim that the Company does not have the right to use and to transfer the right to use, free of any rights or claims of others, all Intellectual Property used or held for use by it in the development, manufacture, use, sale or other disposition of any or all products or services presently being used; furnished or sold in the conduct of the business of the Company as it has been and is now being conducted (the ‘.’Company Intellectual Property”),

(ii) the Company Intellectual Property referred to in clause (i) immediately above are free of any unresolved ownership disputes with respect to any third party and, to the knowledge of Sellers and the Company, there is no unauthorized use, infringement or misappropriation of any of the Company Intellectual Property by any third party, including any employee, or former employee of the Company, nor, to the knowledge of Sellers and the Company, is there any breach of any license, sublicense or other agreement authorizing another party to use such Company Intellectual Property.

(c) The Company has not entered into any agreement granting any third party the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any of such Company Intellectual Property.

(d) The Company has taken all measures it deems reasonable and appropriate to maintain the confidentiality of such of the Company Intellectual Property the value of which to the Company is contingent upon maintenance of the confidentiality thereof.

(e) The Company has secured valid written assignments from all consultants and employees who contributed to the creation or development of the Company Intellectual Property of the rights to such contributions that the Company does not already own by operation of law, and no employee or consultant retains any interest or right in relation to such Company Intellectual Property.

4.19 Compliance with Law; Permits.

(a) All licenses, franchises, permits, approvals, clearances, consents, certificates and other evidences of authority normally issued by a Governmental Authority that are necessary for the carrying on of the Company’s business (“Permits”) are in full force and effect and, to the knowledge of Sellers and the Company, the Company is not in violation of any Permit in any material respect. The Permits are not subject to any unusual or onerous conditions. The business of the Company has been conducted in accordance with its Memorandum of Association and Bye-laws and, except where such non-compliance would not have a material adverse effect on the Company or its business, assets, operations or financial condition, all applicable Legal Requirements.

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(b) To the knowledge of Sellers and the Company, there are no investigations, proceedings, inquiries, communications or other circumstances that indicate that any Permits may be revoked, cancelled, superseded; modified or not renewed.

(c) No outstanding notices in relation to any statutory obligation have been served on the Company in respect of any of its assets or in respect of any contravention or non-compliance with or alleged contravention or non-compliance with any obligation or otherwise.

(d) To the knowledge of Sellers and the Company, there have not been and are not pending, or in existence, any investigations or inquiries by, or on behalf of, any governmental or administrative or other body in respect of any of the affairs of the Company.

4.20 Litigation. There is no “claim, dispute, action, proceeding, notice, order, suit, appeal or investigation, at law or in equity, pending or, to the knowledge of Sellers and the Company, threatened, against the Company or any pension scheme of the Company or any of its directors, officers, employees, former employees or agents, or involving any of its assets or properties, before any Governmental Authority. The Company is not aware that there are any facts which, if known to shareholders, customers, suppliers, Governmental Authorities or other persons, would result in any such claim, dispute, action, proceeding, suit or appeal or investigation that would have or would reasonably be likely to have a material adverse effect on the Company or its business, assets, operations or financial condition. The Company is not subject to any order, writ, injunction or decree of any Governmental Authority, arbitration panel or other tribunal, nor is the Company in default with respect to any notice, order, writ, injunction or decree.

4.21 Tangible Personal Property. The items of tangible personal property reflected in the Company’s Financial Statements or otherwise listed in the “fixed asset schedules” furnished to Purchaser by or on behalf of Sellers or the Company in connection with the Financial Statements (“Tangible Personal Property”) comprise the only material tangible personal property owned by the Company in whole or in part, are used or held for use in connection with the business of the Company, and are owned by the Company free and clear of any and all liens, encumbrances, equities, security interests, mortgages, debentures, claims, charges, and other claims or rights of third parties, and, except as and to the extent provided for in Section 14 of that certain Transaction Processing Agreement dated 20 April 2001 and entered into by and between the Company and Planet Group, Inc., none of such Tangible Personal Property is subject to any option, right of pre-emption or right of first refusal. All requisite licenses, consents and approvals required of the Company for the ownership and/or operation of the Tangible Personal Property have been duly obtained or given.

4.22 Computer System and Software.

(a) Subject to the terms of any relevant Contracts listed in Schedule 1 attached hereto, the Company is the legal and beneficial owner free of any and all liens and encumbrances or is the lessee of all the items of equipment, hardware. firmware and accessories relating to the “Computer System”) and no other person (other than the lessor, as applicable) has any claims or rights in respect thereof. For the purposes of this Agreement, “Computer System” means the computer systems, including all its equipment, hardware, firmware, software and accessories used or held for use by the Company in the processing of financial transactions for its customers.

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(b) Except to the extent that the Software incorporates code obtained under license from Oasis Technology Ltd. under the license specified in Schedule I attached hereto, and except for the Merchant Accounting and Reporting System and Payment Gateway software that is the subject of Seller’s obligation to grant licenses under Section 2.2 hereof, the Company is the legal and beneficial owner free of any and all liens and encumbrances of all Software, and such Software was either developed by the Company’s employees in the course of their employment or by third parties pursuant to agreements under which all rights in the Software are vested in the Company. For the purposes of this Agreement, “Software” means all computer programs and all related object code and source-code and databases used or held for use by the Company in the processing of financial transactions for its customers.

(c) There are in existence maintenance and support agreements in respect of all equipment, hardware, furniture, software and accessories used in the Computer System, and the Company has not done, or omitted to do, any act which might entitle the provider of the maintenance and support services to terminate such agreements or to withhold or refuse to supply any services thereunder, and the Company is not in dispute with such provider regarding its maintenance and support obligations.

(d) The Computer System comprises equipment, hardware, firmware, software including source code and object code, supporting materials and accessories which are necessary to enable the Company to carry on its business in the same manner and to the same extent as ‘it has been carried on prior to Closing, and the rights to use the Computer System or any part thereof will not be adversely affected by the transactions effected by this Agreement.

4.23 Insurance. The Company and its assets are insured against such risks and in such sums as are described in the policies listed in Schedule 2, a complete and accurate copy of which policies have previously been furnished to Purchaser. All premiums due in respect of such insurances have been fully paid or have been paid in accordance with the obligations stated in the insurance policies; and the next renewal date for each of such insurances is a date at least 30 days after the Closing Date. Nothing has been done or omitted to be done which could make any policy of insurance void or voidable, or which is likely to result in an increase in premium; and none of such insurances is subject to any special or unusual terms or restrictions or to the payment of any premium in excess of the normal rate. Each such insurance policy is enforceable and in full force and effect in accordance with its terms and will continue to be enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing. The Company is not in breach or default (including with respect to the payment of premiums or the giving of notices) under any such policies, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default or permit termination, modification or acceleration, under such policy; and the Company has not received any notice from the insurer disclaiming coverage or reserving rights with respect to a particular claim or such policy in general. There are no claims arising against the Company by an employee, a worker or any other third party, in respect of any accident or injury and, to the knowledge of Sellers and the Company, there are no unreported accidents or incidents that would give rise to such a claim, which are not fully covered by insurance.

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4.24 Brokers or Finders. Neither the Company nor any of its officers, directors, employees or shareholders has employed any broker or finder in connection with the transactions contemplated by this Agreement, nor have they incurred, and they shall not incur, directly or indirectly, any liability for any brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

4.25 Related Parties. No officer or director of the Company has, either directly or indirectly, (a) an interest in any corporation, partnership, firm or other person or entity which furnishes or sells services or products which are similar to those furnished or sold by the Company, (b) a beneficial interest in any contract or agreement to which the Company is a party or by which the Company may be bound, or (c) an interest in any of the assets used by the Company.

4.26 Certain Advances. There are no loans by the Company to any directors, officers, employees, consultants or shareholders of the Company, or owing by any Affiliate of any director or officer of the Company, other than advances in the ordinary course of business consistent with past practice to officers and employees for reimbursable business expenses which are not in excess of US$l,000 or the equivalent in any other currency for anyone individual.

4.27 Underlying Documents. Copies of any underlying documents listed in this Agreement (including without limitation in any Schedule, Exhibit or other attachment hereto), or described in this Agreement as having been disclosed or furnished to Purchaser have been furnished to Purchaser. All such documents furnished or made available to Purchaser are true and correct copies, and there are no amendments or modifications thereto, that have not been included in the documents furnished to Purchaser.

4.28 Banking Facilities. The Company maintains the following banking accounts:

(i) an investment account at The Bank of Bermuda Limited under account number 0022319, the reported balance of which as of August 31, 2001 was valued at BD$31,715.30,

(ii) a corporate account at The Bank of Bermuda Limited under account number 804391, the reported ba1ances of which as of August 31, 200 1 were valued at US$1,443,576.69 and BD$12,020.71,

and the authorized signatories on these accounts were, immediately prior to taking the actions required under Section 2.5(c)(iv) above, any two of Gregory Pek, David Lema, Leslie Pooley-Maughan and Marcy Judd. The Company maintains no other deposit accounts or other depositary or financing relationships at any other financial institution or credit company, and the signatories on the aforesaid accounts may be replaced upon notice in writing to The Bank of Bermuda Limited.

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4.29 Relations with Affiliates. Except for (i) First Ecom’s ownership and operation at no cost to the Company of the two Sun E250 servers and related equipment and software in support of the Merchant Accounting and Reporting System portion of the Company’s business, and (ii) the working capital loan facility extended from First Ecom to the Company as described in Section 2.5(e) above, the Company has no Contract with any of its Affiliates for, and neither the management, operation or conduct of the Company’s business, nor the goodwill of its vendors, customers or other business relations, nor its rights in, maintenance of or access to its assets and facilities, draws upon, the provision of any services or support from First Ecom or any other Affiliate of First Ecom.

4.30 Insolvency. The Company is ab1e to pay its liabilities as they come due, and is not otherwise “insolvent” under bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting the rights of creditors generally that are applicable to the Company or its assets. No order has been made, petition presented, resolution passed or meeting convened for the winding up of the Company or for an administration order in respect of the Company; no receiver, receiver and manager, administrative receiver or liquidator has been appointed of the business or the whole or any part of the assets or undertaking of the Company; there are no circumstances that now or with the passage of time may give rise to the appointment of any such receiver, receiver and manager, administrative receiver or liquidator, and, to the knowledge of Sellers and the Company, no such order, petition, resolution, meeting or appointment is pending or threatened.

4.31 No Misleading Statements. No representation or warranty made herein, and nothing contained in the materials furnished to Purchaser by or on behalf of Sellers and/or the Company in connection with Purchaser’s review and analysis of the Company and its business, operations, assets or financial condition (other than statements of a forward-looking nature, such as those contained in multi-year forecasts and projections), contains any statement of a material fact that is either untrue or, in the light of the circumstances under which they are made, misleading.

ARTICLE V - REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Sellers as follows:

5.1 Organization. Purchaser is a corporation duly incorporated, validly existing arid in good standing under the laws of the Netherlands Antilles and has all requisite corporate power and authority to own, lease and operate its properties and to carryon its business as now being conducted.

5.2 Authority. Purchaser has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance by Purchaser of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Purchaser. This Agreement, when executed and delivered by Purchaser, will constitute a valid and legally binding obligation of Purchaser, legally enforceable against Purchaser in accordance with its terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting the rights of creditors generally, limitations imposed by applicable law or equitable principles upon the specific enforceability of any of the remedies, covenants or other provisions of this Agreement, and upon the availability of injunctive relief or other equitable remedies.

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5.3 No Conflict with Other Instruments. Purchaser’s execution and delivery of, and performance of its obligations under. this Agreement (including the Exhibits hereto), the related agreements required to be entered into as conditions of Closing under Article VI hereof, and the transactions contemplated hereby (i) will not result in any violation of, conflict with, constitute a breach, violation or default (with or without notice or lapse of time, or both) under, give rise to a right of termination, cancellation, forfeiture or acceleration of any obligation or loss of any benefit under, or result in the creation or encumbrance on any of the properties or assets of Purchaser or any of its subsidiaries, pursuant to (x) any provision of the certificate of incorporation, bylaws, or other charter or governing document of Purchaser, or (y) any agreement, arrangement, contract, understanding, note, mortgage, indenture, lease, franchise, license, permit or other instrument to which Purchaser is a party or by which Purchaser or any of its properties or assets is bound, (b) wi11 not conflict with, or result in any breach or violation of, any Legal Requirement applicable to Purchaser or its properties or assets, except. in the case of clauses (i)(y) and (ii) for any of the foregoing that would not, individually or in the aggregate, have a material adverse effect on Purchaser and its subsidiaries, taken as a whole, or that could not result in the creation of any material lien, charge or encumbrance upon any assets of Purchaser or any of its subsidiaries or that could not prevent, materially delay or materially burden the transactions. contemplated by this Agreement.

5.4 Governmental Consents and Notices. Except for the approval of the Bermuda Monetary Authority required for the transfer of Company Shares to Purchaser contemplated by Article II, no consent, approval, order or authorization of, or registration, declaration of, notice to or qualification or filing with, any Governmental Authority, whether domestic or foreign, is required to be obtained or submitted by or on behalf of or with respect to Purchaser in connection with the execution and delivery of this Agreement by Purchaser or the consummation by Purchaser of the transactions contemplated hereby that has not been, or will not prior to Closing have been, duly obtained and/or submitted, as applicable.

5.5 Litigation. There is no (a) claim, action, suit or proceeding pending or, to the knowledge of Purchaser, threatened against or relating to Purchaser or its subsidiaries before any Governmental Authority or arbitration tribunal, or (b) outstanding judgment, order, writ. injunction or decree, or application, request or motion therefor, of any court, governmental agency or arbitration tribunal in a proceeding to which Purchaser or any subsidiary of Purchaser was or is a party that would individually or in the aggregate, either impair Purchaser’s ability to consummate the transactions contemplated by this Agreement or have a material adverse effect on Seller and its subsidiaries taken as a whole.

5.6 No Misleading Statements. No representation or warranty made herein by Purchaser contains any statement of a material fact that is untrue or, in the light of the circumstances under which they are made, misleading.

5.7 Brokers or Finders. Neither Purchaser nor any of its officers, directors, employees or shareholders has employed any broker or finder in connection with the transactions contemplated by this Agreement, nor have they incurred, and they shall not incur, directly or indirectly, any liability for any brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

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5.8 Acquisition for Investment. Purchaser is acquiring the Company Shares for its own account and not with the present view to sell the Company Shares in connection with the distribution thereof.

ARTICLE VI - CONDITIONS TO CLOSING

6.1 Conditions to Obligations of Each Party to Effect the Closing. The respective obligations of each party to this Agreement to consummate the Closing and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a) Illegality. There shall not have been any Legal Requirement enacted, promulgated or deemed applicable to the transactions contemplated by this Agreement by any Governmental Authority that prevents the consummation of the Closing or the transactions contemplated by this Agreement or has the effect of making the purchase of Company Shares illegal.

(b) Absence of Litigation. No action, suit or proceeding concerning Purchaser, the Company, or any Seller shall be pending by or before any court of competent jurisdiction or Governmental Authority wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation.

6.2 Additional Conditions to the Obligations of Sel1ers. The obligations of Sellers to consummate the Closing and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Sellers:

(a) Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement or in the certificates required to be delivered at the Closing pursuant to Section 2.6(a) shall be true and correct on the date hereof and on and as of the Closing Date, as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date).

(b) Agreements and Covenants. Purchaser shall have performed or complied in all material respects with al1 agreements and covenants required by this Agreement. to be performed or, complied with by it on or prior to the Closing.

6.3 Additional Conditions to the Obligations of Purchaser. The obligations of Purchaser to consummate the Closing and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Purchaser:

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(a) Representations and Warranties. The representations and warranties of Sellers contained in this Agreement or in the certificates required to be delivered at the Closing pursuant to Section 2.5(a) shall be true and correct on the date hereof and on and as of the Closing Date, as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date).

(b) Agreements and Covenants. Sellers and the Company shall have performed or complied in all material respects with all agreements and covenants, and otherwise shall have taken all actions, required by this Agreement to be performed or complied with or taken by them on or prior to the Closing.

(c) Absence of Litigation, Prohibitions or Restrictions. No action, suit or proceeding concerning the Company or any Seller shall be pending or threatened in writing by or before any Governmental Authority out of which may issue a Legal Requirement, and no Legal Requirement shall have been issued or determined by a Governmental Authority to be applicable to the transactions contemplated hereby, that would: (i) prohibit Purchaser’s ownership of the Company Shares or the Company’s ownership or operation of any portion of the business or assets of the Company or (ii) compel Purchaser or the Company to dispose of or hold separate, as a result of the transactions contemplated hereby, any portion of the business or assets of the Company or Purchaser; in either case, the unavailability of which assets or business would have a material adverse effect on Purchaser or would reasonably be expected to have a material adverse effect on Purchaser’s ability to realize the benefits expected from the transactions contemplated hereby.

(d) Sellers shall have in good faith supported and cooperated with Purchaser in its efforts to obtain the consent of Oasis Technology Ltd. to the assignment contemplated in clause (iv) of Section 2.2.

ARTICLE VII - POST-CLOSING AGREEMENTS

7.1 Installment Payments.

(a) Within. sixty (60) days following the end of each of the three calendar years ending December 31, 2002, 2003 and 2004, respectively. Purchaser will pay to FEDS Acquisition an amount in U.S. dollars equal to the lesser of:

(i) the greater of (x) forty percent (40%) of the net operating profits, if any, realized by Company during the calendar year in question or (y) the amounts set forth below under the column headed “Minimum”, or

(ii) the amounts set forth below under the column headed “Maximum”,

for each of the years in question, respectively (all dollar amounts are in United Stares dollars):

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YEAR	MAXIMUM	MINIMUM
2002	$500,000	$350,000
2003	$1 million	$650,000
2004	$1.5 million	$1 million

(b) “Net operating profits” for this purpose will be calculated after deduction of taxes, interest, depreciation and amortization in accordance with United States generally accepted accounting principles applied consistently with the accounting policies and practices of the Company from period to period, excluding (i) any management or other administrative fees or expenses of a general nature charged to Company by Purchaser or any Affiliate of Purchaser, (ii) interest and other charges for facilities granted to Company by Purchaser or ,any Affiliate of Purchaser to the extent such charges exceed rates generally available elsewhere in the, commercial lending market for comparable facilities to similarly situated borrowers, and (iii) any reductions of revenue caused by the transfer of all or a substantial part of Company’s revenue-generating operations from Company to Purchaser or any Affiliate of Purchaser.

(c) Purchaser hereby acknowledges its intent to cause Company to be operated following Closing in a manner consistent with the assumptions and projections identified in the “Business Plan” attached hereto as Schedule 4 and made a part hereof for all purposes, including but not limited to providing Company with sufficient working capital (not exceeding US$4 million) to conduct its business in the manner heretofore conducted. In this regard, it is anticipated that Purchaser will, as soon as practicable following Closing, extend to Company a working capital loan facility in a principal amount equal to that described in Section 2.5(e) on such terms and conditions as Purchaser and the Company shall mutually agree. Notwithstanding the foregoing, however, Seller and Purchaser agree and acknowledge that Company, and Purchaser’s intentions with respect to the Company, are subject to changing market conditions in the environment in which Company operates, and that Purchaser shall have no obligations to cause Company to be operated in any particular way or furnished with any particular level of funding. Seller’s sole assurances regarding its participation in future operating profits of Company lie in the “Minimum” payment obligations set out in the table in Section 7.1 (a) above.

(d) Following the end of each of the said three calendar years, Purchaser shall, or shall cause the Company to deliver to Seller annual financial statements of the Company that have been audited by an independent auditing firm of international stature and reputation, together with the auditors’ statement and notes thereto. Such statements shall be delivered to Seller no later than one hundred twenty (120) days following the end of each such calendar year period, accompanied by a reconciliation statement prepared by such auditing firm setting forth the calculation of “net operating profits” in accordance with the standards set forth in subparagraph (b) above and specifying the amount underpaid or overpaid by Purchaser as compared to said statement. Sellers shall then have up the thirty (30) days to review such materials and, if no objection is raised in writing by Sellers within that time, said reconciliation statement shall be final and binding on the parties. If on the other hand Sellers object to said materials in any respect by written notice to Purchaser, then the parties shall work in good faith to resolve their disagreement(s) within the succeeding thirty (30) day period. During that time, either Sellers or Purchaser may give notice to the other of its election to refer the disagreement to a second independent auditing firm of international stature and reputation, which firm shall be selected (i) by the firm that audited Purchaser’s financial statements in the first place, or (i) if such firm fails or refuses to select a second such firm, by mutual agreement of Sellers and Purchaser. The decision of the second such firm shall be final and binding on the parties and may be enforced by a court of competent jurisdiction. If the second such firm’s decision results in a “net operating profit” calculation difference of less than five percent from the first such firm’s decision, the costs of the second such firm’s review shall be borne by Sellers. If the difference is from five to ten percent., the cost shall be borne equally between Sellers, on the one hand, and Purchaser, on the other. If the difference is greater than ten Percent, the cost shall be borne by Purchaser. Any overpayment by Purchaser shall be refunded by Sellers, and any underpayment by Purchaser shall be paid to Sellers, promptly upon the parties’ receipt of the final determination.

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7.2 Assignment of Oasis Distribution License. To the extent that such consent has not yet -been obtained, and to the extent that Purchaser so requests, Sellers shall continue in good- faith to support and cooperate with Purchaser in its efforts to obtain the consent of Oasis Technology Ltd. to the assignment contemplated by clause (iv) of Section 2.2.

7.3 Following the Closing. Sellers shall, and shall cause their Affiliates to, discontinue and thereafter refrain from the use of the “FEDS” name and any other such trademarks, tradenames, service marks, service names, or logos that are the same as or confusingly similar to Company’s name, it being understood that “FirstEcom.Com” shall not be considered as such for this purpose. In addition, to the extent that they have not completely done so prior to Closing, Sellers shall, and shall cause their appropriate Affiliates to, procure that their names and the names of their Affiliates that are the same as or confusingly similar to the Company’s name be changed so that they are not, it being understood that “FirstEcom.Com” shall not be considered as such for this purpose.

7.4 Post-Closing Intercompany Support. For a period of twelve (12) months following the Closing, and only to the extent that any Seller has within the twelve (12) months preceding Closing provided or caused to be provided intercompany operational support for Company using the assets, resources or facilities of such Seller or its Affiliates, Sellers shall continue to provide or cause to be provided such support as Purchaser shall request in order to maintain Company’s operations at the level of functionality and efficiency enjoyed by Company prior to Closing, including without limitation the provision of such remote hardware support, application hosting, and/or other computer processing functions as are currently being performed for or on behalf of Company by any Sellers and/or its Affiliates. Without limiting the foregoing, this includes the servers and related hardware, software and data described in Section 4.10 above. It is understood and agreed that such support shall be at no additional cost to Purchaser or the Company. This Section 7.4 does not apply to the support services covered by that certain End User Support Agreement in the form attached hereto as Exhibit E and entered into by the parties thereto.

7.5 Processing Transactions. From time to time following the Closing, Sellers may contact Company to propose the entry by a Seller and/or its designee into agreements or understandings for the processing by the Company of financial transactions referred by such Seller, and Company will be entitled to accept or decline or propose modifications to such proposals in its sole discretion.

7.6 Post-closing Audit. During the course of First Ecom’s annual audit of its financial condition and results of operations with respect to the fiscal. year ending December 31, 2001, Purchaser agrees that it shall, and shall cause the Company to, permit the auditors of First Ecom access during reasonable business hours and upon reasonable advance notice to the books and records of the Company for the purpose of completing their audit of First Ecom’s consolidated financial statements for the portion of said fiscal year ending on the Closing Date. In this connection, Purchaser shall instruct its auditors to provide reasonable cooperation with respect to such access. Sellers agree that they shall pay and be responsible for any out-of-pocket costs and expenses reasonably incurred by Purchaser in the course of such audit, and that they shall limit such access so as to minimize the time and disruption necessary to complete the work. To the extent reasonably practicable, Sellers shall permit Purchaser to make available copies of such information as shall the auditors shall require without the need for actual onsite visits. In any case, such auditing firm and Sellers shall be required to sign such confidentiality and non-disclosure agreements as Purchaser shall reasonably require with respect to such information as may be disclosed to Sellers or their auditor during the course of such review.

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7.7 Additional Documents and Further Assurances. Each party hereto, at the reasonable request of the other party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

ARTICLE VIII - INDEMNIFICATION

8.1 Survival of Representations and Warranties

(a) All of Sellers’ and Purchaser’s representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and continue until 5:00 p.m., Bermuda time, on the third anniversary of the Closing Date (the “Expiration Date”), except that nothing in this Section 8.1 shall be deemed to limit any right or remedy for fraud with respect to the representations and warranties set forth in Articles III, IV or V. The waiver of any condition based on the accuracy of any representation or warranty, or the performance or compliance of any covenant or obligation, or any limitations on the survival of such representations and warranties, will not affect the right to indemnification set forth in Section 8.2.

(b) The representations, warranties, covenants and obligations of Sellers, and the rights and remedies that may be exercised by Purchaser, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation conducted for or on behalf of, or any knowledge acquired by, Purchaser or its officers, directors, employees, shareholders, agents advisors, or representatives as to the accuracy or inaccuracy of any such representation or warranty, except as, otherwise expressly provided in this Agreement.

8.2 Indemnification.

(a) Indemnification. Subject to the limitations set forth herein, Sellers agree to indemnify Purchaser, the Company, their Affiliates, and their respective. shareholders, directors, officers, employees, agents and representatives (collectively, the “Indemnified Parties”) for claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys’ fees and expenses, and expenses of investigation and defense (calculated after deduction for insurance proceeds recovered or recoverable) incurred by such Indemnified Party directly or indirectly (including, after the Closing. by the Company) as a result of (i) any inaccuracy or breach of a representation or warranty of Sellers contained herein or in any certificate required to be delivered at Closing by Seller under Section 2.5(a), or (ii) any failure by Sellers or the Company to perform or comply with any covenant or agreement contained herein, or (iii) any transactions, business, or other activities, actions or omissions by or on behalf of the Company at any time prior to January 1, 2000, or (iv) any claim or cause or action arising out of the Shareholders’ Agreement or the Share Purchase and Sale Agreement (hereinafter individually a “Loss” and collectively “Losses”), or (v) without limiting any of the foregoing, the failure of the Company to have, or any claim or al1egation on the part of any person that the Company has not, succeeded to all of The Bank of Bermuda Limited’s rights and obligations as “Processor” under the TPP Agreement referenced in Section 4.15( c) above effective from the first date on which the Company engaged in transaction processing for MasterCard transactions, or (vi) the provisions of Section 14 of that certain Transaction Processing Agreement dated 20 April 2000 and entered into by and between the Company and Planet Group, Inc. Sellers acknowledge that such Losses, if any, would relate to unresolved contingencies existing at the Closing, which if resolved at the Closing would have led to a reduction in the aggregate purchase price paid by Purchaser. For the avoidance of doubt, the Company shall not be liable in respect of any inaccuracy or breach in any representation, warranty or covenant contained in this Agreement, howsoever caused, or in any instrument delivered pursuant to this Agreement or in connection with the transactions contemplated hereby.

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(b) Third-Party Claims. In the event Purchaser becomes aware of a third-party claim which Purchaser believes may result in a demand against Sellers hereunder, Purchaser shall promptly notify First Ecom of such claim, and First Ecom shall be entitled, at its expense, to participate in any defense of such claim. If First Ecom acknowledges in writing to Purchaser that if the allegations in such claim are in fact true then any liability arising from the adjudication or other settlement of such claim would be for the account of Sellers, then First Ecom shall be entitled to assume the defense of such claim and shall have the power to settle such claim. If First Ecom is not entitled to or chooses not to assume the defense of any such claim, Purchaser shall consult with and attempt to solicit the consent of First Ecom prior to and in connection with any settlement of any such claim, but Purchaser shall have the right in its sole discretion to settle any such claim. If First Ecom had the right but chose not to assume the defense of any such claim, First Ecom shall be estopped from objecting to Purchaser’s claim under this Article VIII for the amount of any settlement entered into by Purchaser with respect to such claim.

(c) Basket; Limitations Period. Purchaser shall not be entitled to bring any claim against Sellers under this Section 8.2 unless and until the aggregate of all such c1aims equals or exceeds the sum of US$50000. In addition, Purchaser shall not be entitled to bring any claim against Sellers under this Section 8.2 unless Purchaser notifies Sellers in writing of such c1aim on or before the third anniversary of the Effective Date of this Agreement.

ARTICLE IX-TERMINATION AND WAIVER

9.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

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(a) By mutual written consent of Sellers and Purchaser;

(b) By Purchaser if the Closing has not occurred by October 31, 2001 on account of the failure or non-fulfillment of any of Purchaser’s conditions to Closing set forth in Section 6.3 above;

(c) By Sel1ers if the Closing has not occurred by October 31, 2001 on account of the failure or non-fulfillment of any of Sellers’ conditions to Closing set forth in Section 6.2 above; or

(d) By Purchaser or Seller if in any case Closing has not occurred by November 30, 2001 (provided that the right to terminate this Agreement under this paragraph (d) shall not be available to any party whose willful failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Closing to occur on or before such date).

9.2 Extension .of Time, Waiver. At any time prior to the Closing, Purchaser, on the one hand, and Sellers, on the other hand, may, to the extent legally allowed:

(a) Extend the time for the performance of any of the obligations or other acts of the other party hereto,

(b) Waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto,

(c) Waive compliance with any of the agreements or conditions for the benefit of such party contained herein; provided, that no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or, further exercise thereof or the -exercise of any other right hereunder;

provided, that any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party that expressly refers to this Section and the particular obligation, inaccuracy, agreement or condition that is the subject of the waiver.

ARTICLE X - GENERAL

10.1 Expenses. All fees and expenses incurred in connection with the transactions contemplated hereby, including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this . Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses; provided, however, that if the purchase and sale of the Company Shares is consummated, the Company shall not incur financial advisory, brokers’, finders’, legal and accounting fees and expenses in excess of US$5000.00 in connection with the transactions contemplated hereby, and provided, further, that Sellers, on the one hand, and Purchaser, on the other, shall each bear one-half of the applicable Bermuda stamp duties incurred with respect to the transfer of the certificates representing the Company Shares.

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10.2 Public Disclosure. Unless otherwise required by applicable Legal Requirements (including, without limitation, applicable securities laws) or by the rules and regulations of a regulated public securities exchange or other organized public market on which the shares of any Seller are traded (including but not limited to Nasdaq), prior to the Closing, no disclosure (whether or not in response to an inquiry) of the discussions or subject matter of this Agreement or the transactions contemplated hereby shall be made by any party hereto unless approved by Purchaser and Sellers prior to release, provided that such approval shal1 not be unreasonably withheld.

10.3 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and shall be deemed to have been given or made if in writing and (a) delivered personally, as of the date of such delivery, (b) by telecopy as of the date of receipt of confirmation of transmission (provided that such telecopy was promptly confirmed by personal delivery, first class mail, or courier), or (c) by internationally recognized delivery service guaranteeing delivery in two business days or less, with the price of delivery paid by the sender, as of the date of such delivery, to the parties at the following addresses and numbers:

(i) If to Purchaser:

to: Mr. John Chr. MA.M. Deuss
President
First Curacao International Bank, N.V.
Kaya WFG (Jombi)
Mensing Nr. 18,
Zeelandia, Curacao
Netherlands Antilles

with a copy to:

Transworld Oil Limited
#3 St. James Court
Flatts Village
Hamilton Parish FL04
Bermuda
Attn: General Counsel

(ii) If to any Seller:

to: First Ecom.com, Inc.
80 Gloucester Road, 19th Floor
Wan Chai, Hong Kong

with a copy to:

D. Roger Glenn
Friedman Kaplan
875 Third Avenue
New York, New York 10022

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(ii) If to the Company:

to: J. David Lema,
Chief Executive Officer
69 Front Street
Hamilton, Bermuda

with a copy to:

Transworld Oil Limited
#3 St. James Court
Flatts Village -
Hamilton Parish FL04
Bermuda
Attn: General Counsel

or to such other address as may be designated in writing by the parties, by a notice given as aforesaid.

10.4 Headings and Interpretation. The headings of the several sections of this Agreement are inserted for-convenience of reference only and are not intended to affect the meaning or interpretation of this Agreement. As used in this Agreement, the use of pronouns in the masculine, feminine or neutral gender shall be interpreted as a use of any of the other genders, and the use of plural or singular shall be interpreted as the use of the other, as the context shall require. Further, as used in this Agreement, the phrase “to the knowledge of Sellers and the Company” means to the collective knowledge of any and/or all of them, whether such knowledge is held by one, more than one or all of them.

10.5 Counterparts. This Agreement may be executed in counterparts, and when so executed each counterpart shall be deemed to be an original, and said counterparts together shall constitute one and the same instrument.

10.6 Amendment or Supplement. This Agreement may not be amended or supplemented except by an instrument in writing signed by or on behalf of Purchaser and Sellers.

10.7 Entire Agreement; Assignment. This Agreement, the Schedules and Exhibits hereto, and the documents and instruments and other agreements among the parties hereto referenced herein (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise except as mutually agreed in writing between the parties, except that:

(i) Purchaser may transfer or assign its rights, interests or obligations hereunder in whole or in part to any third party upon notice to Sellers, provided that no such transfer or assignment shall relieve Purchaser of any of its obligations hereunder, and .

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(ii) Sellers may transfer or assign their rights and interests under Section 7.1 with respect to the Installment Payments in whole or in part to any unrelated third party in a bona fide, cash-only, arms’ length transaction, provided that they first give detailed notice to Purchaser of any such proposed transfer and its terms, whereupon Purchaser shall have the right and opportunity to elect to purchase such rights on the same terms, the exercise of which right will require either written or, if given either to First Ecom’s Chief Executive Officer or Chief Financial Officer, oral notice received by. First Ecom from Purchaser to that effect within five (5) Business Days following Purchaser’s receipt of Sellers’ notice of proposed transfer, provided that no such transfer or assignment shall relieve Sellers of any of their obligations hereunder.

This Agreement will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

10.8 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.9 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of anyone remedy wi1l not preclude the exercise of any other remedy.

10.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Bermuda, without regard to the applicable principles of conflicts of laws thereof.

10.11 Absence of Third-Party Beneficiary Rights. No provision of this Agreement is intended, or will be interpreted, to provide to or create for any third-party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, employee, partner or any party hereto or any other person or entity, and all provisions hereof will be personal solely between the parties to this Agreement, except that the provisions of Article VIII shall be for the benefit of, and enforceable by, the indemnified parties referred to therein.

10.12 Joint and Several Responsibility. Sellers acknowledge and agree that they are entering into this Agreement, and that they make the representations, warranties, covenants and agreements set forth herein, jointly and severally, with full recourse on the, part of Purchaser to any and all Sellers for the obligations and undertakings of any Seller contained herein. In this respect, each Seller joins in this Agreement as primary obligor and not as surety, and Purchaser shall not be required to proceed first against or exhaust its remedies against any one or more Sellers as a condition to proceeding hereunder against any other Seller with respect to any claim arising hereunder. Further, each Seller hereby irrevocably and exclusively appoints First Ecom as its agent and attorney-in-fact for the giving or receipt of all notices or payments, the granting of all consents, approvals, or waivers, and the taking of all such other actions and making of all such other elections and/or decisions as shall be explicitly or implicitly provided or permitted herein to be given, received, granted, taken or made by or on behalf of the Sellers or any of them (it being understood that omitting to take any action or make any election or decision shall be deemed the taking of an action or the making of any election or decision for this purpose), and to do all such acts and things as may in the opinion of such attorney-in-fact be reasonably necessary or reasonably expedient for the purposes thereof, or in connection therewith, and Purchaser shall be entitled to rely conclusively on any of the foregoing as the action, decision or election, as the case may be, of each and all of the Sellers. Each Seller agrees that the foregoing appointment constitutes a power coupled with an interest and shall be binding upon its successors and assigns. Any payments received by First Ecom hereunder that properly belong to any of other Seller shall be held by First Ecom in trust for the benefit of such other Seller, and Sellers hereby release, discharge and agree to hold harmless Purchaser for any amounts payable to any Seller hereunder or pursuant to any transaction or instrument contemplated hereby that Purchaser pays to First Ecom.

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IN WITNESS WHEREOF, Purchaser and Sellers have caused this Agreement to be executed and delivered all as of the date first above written.

“Sellers”:

FIRST ECOM.COM, INC. By: /s/ Kenneth G.C. Telford Name: Kenneth G.C. Telford Title: Secretary	FEDS ACQUISITION CORPORATION By: /s/ Kenneth G.C. Telford Name: Kenneth G.C. Telford Title: Secretary
FIRST ECOM DATA SERVICES ASIA LIMITED By: /s/ Kenneth G.C. Telford Name: Kenneth G.C. Telford Title: Secretary	FIRST ECOMMERCE ASIA LIMITED By:/s/ Kenneth G.C. Telford Name: Kenneth G.C. Telford Title: Secretary
“Purchaser”: FIRST CURACAO INTERNATIONAL BANK, N.V. By: /s/ John Chr. M.A.M. Deuss Name: John Chr. M.A.M. Deuss Title: President

Page - 44

Exhibits attached:

A - Form of Mars Software License Agreement
B - Form of Payment Gateway License Agreement
C - Form of Software Development License Agreement
D - Form of Oasis Subdistributor and Assignment Agreement
E - Form of End User Support Agreement
F - Form of Share Transfer Instruments
G - Form of Release And Discharge of Intercompany Debt And Related Liens
H - Assignment and Transfer of Logo from the Company to Seller
I - Assignment and Transfer of Wing Hang Bank and International Bank of Asia Contracts From The Company to FEDS Asia
J -  Form of Opinion of Legal Counsel to be delivered on behalf of First Ecom and FEDS Acquisition

Schedules attached:

1 - List of Contracts
2 - List of Insurance Policies
3 - Employee Benefits
4 - Business Plan
5 - Capital Expenditures and Commitments

(END OF DOCUMENT - SEE ATTACHED EXHIBITS AND SCHEDULES)

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Schedule A

SOFTWARE LICENSE AGREEMENT
FOR
MERCHANT ACCOUNTING AND REPORTING SYSTEM

SOFTWARE LICENSE AGREEMENT ("Agreement") is entered into effective as of October 19, 2001 (the “Effective Date”) by and among First Ecom.com, a Nevada corporation having its principal place of business at 80 Gloucester Road, 19th Floor, Wan Chai, Hong Kong ("First Ecom"), and First Ecom Data Services Asia Limited, a Hong Kong corporation having its principal place of business at 80 Gloucester Road, 19th F loor, Wan Chai, Hong Kong (“FEDS Asia”) (First Ecom and FEDS Asia being referred to herein individually, jointly and collectively as “Licensor”), and Transworld Payment Solutions N.V., a Netherlands Antilles company having its offices at c/o Julianaplein No. 5, Curacao, Netherlands Antilles (“Licensee”).

1. Definitions. As used in this Agreement, the capitalized terms defined in the introductory paragraph shall have the meanings assigned to them therein, and the following capitalized terms shall have the meanings assigned to them below:

“Affiliate” of a person or entity means any other person or entity controlled by, controlling, or under common control with said person or entity, and “control” for this purpose is understood to include the ownership or voting control of more than 50% of the outstanding securities of any such person carrying the power to vote with respect to the direction or management of the person or entity.

“Documentation” means the related hard-copy or electronically reproducible technical documents furnished in association with the Software;

“Media” means the original Licensor-supplied physical materials (if any) containing the Software and/or Documentation;

“Product” means collectively the Media, Software, and Documentation, and all Software, Media or Documentation updates subsequently provided to Licensee by Licensor or its authorized distributor;

Page - 46

“Software” means the original computer files (including all computer programs and data stored in such files) comprising Licensor's financial transaction management and reporting computer software product known as "Merchant Accounting and Reporting System” or “MARS”, and all whole or partial copies thereof, including without limitation all modified copies and portions merged into other programs, and further including any and all updates, revisions, enhancements, modifications, subsequent versions and other derivative works thereof developed and furnished to Licensee by or on behalf of Licensor from time to time.

Other capitalized terms used herein shall have the meanings assigned to them where they first appear.

2.Grant Of License Rights. For good and valuable consideration in hand received, the receipt and sufficiency of which are hereby acknowledged, but subject to the terms and conditions set forth herein, Licensor grants to Licensee and its Affiliates a paid-up royalty-free, non-exclusive, non-transferable, perpetual license to deploy, install, execute and use solely for Licensee's and/or its Affiliates' internal use as many copies of the Product, and on such number(s) and type(s) of servers, workstations or other computer hardware, and in such locations, as Licensee shall deem desirable from time to time. Any programs, utilities, modules or other software or documentation supplied by third parties and embedded in or bundled with the Product as furnished to Licensee by or on behalf of Licensor are hereby expressly included in the scope of this grant. Licensor agrees to deliver, promptly upon the execution and delivery of this Agreement (but not before November 15, 2001), no less than two (2) master copies of the Software in executable (machine readable) code format to Licensee on such Media as Licensee shall reasonably request, together with two (2) copies of the Documentation.

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3. Title And Copyright. Licensor represents and warrants to Licensee that Licensor is the owner and holder of all rights, titles and interests in and to the Product, free and clear of all liens, charges, encumbrances, equities and claims of third parties of any description. There are no facts or alleged facts known to Licensor which would reasonably serve as a basis for any claim that Licensor does not have the right to grant the rights and licenses provided for herein. As between Licensor and Licensee, Licensee acknowledges and agrees that, except as and to the extent otherwise agreed in writing between the parties, all title and copyrights in and to the Product, are and will remain the property of Licensor and/or its affiliates and suppliers, and are protected by applicable copyright laws and applicable international copyright treaties, and that Licensor neither grants hereby nor otherwise transfers hereby any rights of ownership therein to Licensee or to any third party. Licensee will not claim or assert title to or ownership of the Product except pursuant to a written agreement expressly entitling Licensee to claim or assert such title or ownership. This Agreement, when executed and delivered by Licensor and Licensee, w ill constitute the valid and legally binding obligation of Licensor, legally enforceable against Licensor in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting the rights of creditors generally, limitations imposed by applicable law or equitable principles upon the specific enforceability of any of the remedies, covenants or the provisions of this Agreement, and upon the availability of injunctive relief or other equitable remedies.

4. Restrictions. Licensee will not remove or alter any copyright or, proprietary notice from copies of the Product. Except in accordance with the terms of this Agreement or any other express written agreement between the parties, Licensee agrees (a) not to decompile, disassemble, reverse engineer or otherwise attempt to derive the Software’s source code from object code except to the extent expressly permitted by applicable law or treaty despite this limitation; (b) not to sell, rent, lease, license, sub-license, display, modify, time share, outsource or otherwise transfer the Product to, or , permit the use of the Product by, any third party not an Affiliate of Licensee, provided, without limiting the scope of the license grant hereinabove stated, it is understood and agreed that this Agreement permits the use of the Product by Licensee and its Affiliates in support of services rendered to their customers in the normal course of their trade or business; and (c) to use reasonable care and protection to prevent the unauthorized use, copying, publication or dissemination of the Product. Licensor has the right to obtain injunctive relief against any actual or threatened violation of these restrictions, in addition to any other available remedies.

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5. Taxes And Addition Charges. All license fees paid or payable by the Licensee for the license granted hereunder (this "License") do not include, and Licensor will be responsible for, any and all taxes, duties, levies, tariffs, and other governmental charges now or hereafter imposed by any governmental authority on the purchase or sale of this License or the use or possession of the Product by Licensee and/or its Affiliates; provided, that Licensee will be responsible for its own corporate franchise taxes and taxes based upon its own net income.

6. Limited Warranty. Licensor warrants to Licensee that, for a period of ninety (90) days from the Effective Date, (i) the Documentation and Media will be, under normal use, free from physical defects, and (ii) the Software will perform in substantial accordance with the operating specifications contained in the Documentation that is most current at the Effective Date. If Licensee notifies Licensor within said ninety-day period of its belief that either of these warranties has been breached, including a description of the nature or circumstances of such breach, Licensor will be obligated to use reasonable efforts to remedy the defect(s) in question within a reasonable period of time or, at Licensor’s option, to replace the defective Product component at no additional charge. Licensor, it’s authorized distributors and its suppliers do not warrant that the Product will satisfy Licensee’s requirements, that the operation of the Product will be uninterrupted or error free, or that all software defects can be corrected. This warranty will be void if: (i) the Product is not used in accordance with the instructions set out in the Documentation, (ii) a Product defect has been caused by any of Licensee's or a third party's malfunctioning equipment, or (iii) Licensee has made modifications to the Product not expressly authorized in writing by Licensor.

7. Indemnification For Infringement. Licensor will defend or settle, at its own expense any claim against Licensee by a third party asserting that Licensee's and/or its Affiliates’ use of the Product within the scope of this Agreement violates such third party’s patent, copyright, trademark, trade -secret or other proprietary rights, and will indemnify Licensee against any damages finally awarded against Licensee arising out of such claim. Licensee will promptly notify Licensor in writing after first receiving notice of any such claim, and Licensor will have sole control of the defense of any action and all negotiations for its settlement or compromise, with Licensee's reasonable assistance; provided, that Licensee's approval in writing shall be required of any settlement or compromise involving any admission of fault or wrongdoing on the part of Licensee, and provided, further, that Licensee may at Licensor's cost and expense take responsibility for its own defense if and to the extent that Licensee has any reasonable doubt as to the ability or willingness of Licensor to fund such defense or any award, settlement or compromise arising therefrom. Licensor will not be liable for any costs or expenditures incurred by Licensee without Licensor's prior written consent except insofar as Licensee reasonably determines that it is necessary or appropriate to incur such costs and expenses in order to preserve its legal or equitable rights and remedies, protect it from further such claims, or minimize the losses associated with claims so made. If an order is obtained against Licensee’s and/or its Affiliates’ use of the Product by reason of any claimed infringement, or if in Licensor's opinion the Product is likely to become the subject of such a claim, Licensor will, at its option and expense, and in addition to any other rights and remedies available to Licensee hereunder, either (i) procure for Licensee the right to continue using the Product, or (ii) modify or replace the Product with a compatible, functionally equivalent, non-infringing Product.

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8. Support. Contemporaneously with the execution of this Agreement, Licensor and Licensee are entering into an End User Support Agreement under which Licensor will provide ongoing support and maintenance beyond the scope and time limits of the warranty period set forth in Section 6 above, which End User Support Agreement sets forth the terms and conditions under which Licensee will be entitled to receive such Product updates and other Product support as may be provided for therein. Notwithstanding the foregoing, however, it is understood and agreed that, for purposes of this Agreement, the Software to which the license granted herein pertains includes both the first and second versions of the "MARS" product as well as the java-enabled version combined with Licensor's "payment gateway" product currently in development. Accordingly, regardless of the terms of the particular agreement entered into by the parties as described above, Licensor hereby agrees to furnish to Licensee at no additional charge the java-enabled version of the Software when available.

9. Successors And Assigns. This Agreement will be binding upon and inure to the benefit of each of the parties and their respective successors and assigns; provided, however, that Licensee may not assign or sublicense this Agreement in whole or in part to any person or entity not an Affiliate of Licensee without the prior written consent of Licensor, and any assignment or sublicense attempted without such consent will be void.

10. Governing Law. This agreement will be governed by and construed in accordance with the laws of Bermuda, without regard to conflicts of law principles.

11. Miscellaneous.

(a) Each party is an independent contractor under this Agreement, and nothing herein will be construed to create any partnership, joint venture, or agency relationship parties between the parties hereto. Any use of the term "partner" in any communication by or between the parties or on their individual or joint behalf or in any trademark or service mark to describe their relationship is intended solely in the colloquial sense of a valued business relationship, and does not indicate the existence of or an offer to enter into a legal partnership, joint agency or other relationship involving common ownership or joint and/or several liability with one another and/or any of their Affiliates. Neither party will incur any debt or make any express or implied agreement, guarantee, warranty or representation in the name or on behalf of the other without the other's express written authorization, and each party will be responsible for its own costs and expenses incurred in connection with this Agreement. No failure or delay by either party in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder. No remedy expressly provided in this Agreement for a breach will be the sole or exclusive remedy for such breach, and each party hereby reserves to itself, in addition to the remedies expressly provided to it in this Agreement, all remedies available to it under law and at equity. This Agreement may be amended, modified or waived only by a subsequent writing that specifically refers to this Agreement and that is signed by both parties, and no other act, document, usage, or custom will be deemed to amend this Agreement. Headings in this Agreement are for convenience of reference only and will not affect the construction or interpretation of this Agreement. If any provision or provisions of this Agreement will be held, for any reason to be illegal, invalid or unenforceable in any circumstance, the remaining provisions will nonetheless be legal, valid and enforceable provisions, and the affected provision will remain legal, valid and enforceable in other circumstances. The terms of this Agreement that expressly or by implication are intended to continue beyond its termination will survive any such termination. Under local law and treaties, the restrictions and limitations of this Agreement may not apply to Licensee; Licensee may have other rights and remedies, and be subject to other restrictions and limitations.

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(b) IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER UNDER THE LAW OF TORT, CONTRACT OR OTHERWISE, AND INCLUDING AS A RESULT OF NEGLIGENCE, FOR SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT OR THE PERFORMANCE OR NON-PERFORMANCE HEREOF (EVEN IF THE RESPONSIBLE PARTY HAS BEEN ADVISED OF OR FORESEES A POSSIBILITY OF ANY SUCH DAMAGES OCCURRING), INCLUDING BUT NOT LIMITED TO LOST BUSINESS REVENUE, FAILURE TO REALIZE EXPECTED PROFITS OR SAVINGS, OR LOSS OF DATA.

(c) Neither party hereto shall be held liable hereunder for any default arising from the delay in the performance of its obligations hereunder to the extent that such default or delay:
(i)
is caused directly by an event beyond the reasonable control of the defaulting or delaying party (the "Non-performing Party"), such as, but not restricted to, fire, flood, earthquake, elements of nature, acts of war, terrorism, riots, civil disorders, rebellions or revolutions, strikes, lockouts or labor difficulties; and

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(ii)
could not have been prevented by reasonable precautions and cannot possibly be circumvented by the Non-performing Party through the use of commercially reasonable alternative sources, work-around plans or other means; (a “Force Majeure Event”). The Non-performing Party will be excused from any further performance of the obligations affected by such Force Majeure Event for as long as the Force Majeure Event continues and the Non-Performing Party continues to use its reasonable efforts to recommence performance. The Non-performing Party shall immediately notify the other party by telephone (to be confirmed in writing within five (5) days of the inception of the Force Majeure Event) and describe at a reasonable level of detail the circumstances causing such default or delay. During the continuance of a Force Majeure Event affecting Licensor, Licensee shall continue to pay Licensor’s charges for professional services actually rendered and expenses incurred in the actual performance of such services in accordance with this Agreement. Notwithstanding any other provision hereof, this clause (c) will not excuse a breach of any purely monetary obligation.

12. Joint and Several Responsibility. Each of First Ecom and FEDS Asia acknowledge and agree that they are entering into this Agreement, and that they make the representations, warranties, covenants, agreements, indemnities and other undertakings and responsibilities of Licensor set forth herein, jointly and severally, with full recourse on the part of Licensee to either or both of them for the obligations and undertakings of Licensor contained herein. In this respect, each of First Ecom and FEDS Asia joins in this Agreement as primary obligor and not as surety, and Licensee shall not be required to proceed first against or exhaust its remedies against either of First Ecom or FEDS Asia as a condition to pr proceeding hereunder against the other with respect to any claim arising hereunder. Further, each of First Ecom and FEDS Asia hereby irrevocably and exclusively appoints First Ecom as its agent and attorney-in-fact for the giving or receipt of all notices or payments, the granting of all consents, approvals, or waivers, and the taking of all such other actions and making of all such other elections and/or decisions as shall be explicitly or implicitly provided or permitted herein to be given, received, granted, taken or made by or on behalf of Licensor or either of them (it being understood that omitting to take any action or make any election or decision shall be deemed the taking of an action or the making of any election or decision for this purpose), and to do all such acts and things as may in the opinion of such attorney-in-fact be reasonably necessary or reasonably expedient for the purposes thereof, or in connection therewith, and Licensee shall be entitled to rely conclusively on any of the foregoing as the action, decision or election, as the case may be, of each and both of First Ecom and FEDS Asia. Each of First Ecom and FEDS Asia agrees that the foregoing appointment constitutes a power coupled with an interest and shall be binding upon its successors and assigns. Any payments received by First Ecom hereunder that properly belong to FEDS Asia shall be held by First Ecom in trust for the benefit of FEDS Asia, and FEDS Asia hereby releases, discharges and agrees to hold harmless Licensee for any amounts payable to FEDS Asia that Licensee pays to First Ecom.

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LICENSOR:

FIRST ECOM.COM, INC.    FIRST ECOM DATA SERVICES
                    ASIA LIMITED

By:_____________________            By:_____________________
Name: Kenneth G.C. Telford    Name: Kenneth G.C. Telford
Title: Secretary      Title: Secretary

- -
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LICENSEE:

TRANSWORLD PAYMENT SOLUTIONS N.V.

By:_____________________
Name: John Chr. M.A.M. Deuss
Title: Managing Director

[END OF DOCUMENT]

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SOFTWARE LICENSE AGREEMENT
FOR
PAYMENT GATEWAY

THIS SOFTWARE LICENSE AGREEMENT (“Agreement”) is entered into effective as of October 19, 2001 (the “Effective Date”) by and among First Ecom.com, Inc., a Nevada corporation having its principal place of business at 80 Gloucester Road, 19th Floor, Wan Chai, Hong Kong ("First Ecom"), and First Ecom Data Services Asia Limited, a Hong Kong corporation having its principal place of business at 80 Gloucester Road, 19th Floor, Wan Chai, Hong Kong ("FEDS Asia")(First Ecom and FEDS Asia being referred to herein individually, jointly and collectively as "Licensor"), and Transworld Payment Solutions N.V., a Netherlands Antilles company having its offices at c/o Julianaplein No. 5, Curacao, Netherlands Antilles ("Licensee").

1. Definitions. As used in this Agreement, the capitalized terms defined in the introductory paragraph shall have the meanings assigned to them therein, and the following capitalized terms shall have the meanings assigned to them below:

“Affiliate” of a person or entity means any other person or entity controlled by, controlling, or under common control with said person or entity, and “control” for this purpose is understood to include the ownership or voting control of more than 50% of the outstanding securities of any such person carrying the power to vote with respect to the direction or management of the person or entity.

“Documentation” means the related hard-copy or electronically reproducible technical documents furnished in association with the Software;

“Media” means the original Licensor-supplied physical materials (if any) containing the Software and/or Documentation;

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“Product” means collectively the Media, Software, and Documentation, and all Software, Media or Documentation updates subsequently provided to Licensee by Licenosr or its authorized distributor;

“Software” means the original computer files (including all computer programs and data stored in such files) comprising Licensor's "Payment Gateway" computer software product and all whole or partial copies thereof, which product consists of an electronic internet payment gateway that translates various types of financial transaction data, including but not limited to transaction data originating from credit, debit and check payment methods, into a format that can be read by the processing system or systems proprietary to First Ecommerce Data Services Limited, including without limitation modified copies and portions merged into other programs, and further including any and all updates, revisions, enhancements, modifications, subsequent versions and other derivative works thereof developed and furnished to Licensee by or on behalf of Licensor from time to time.

Other capitalized terms used herein shall have the meanings assigned to them where they first appear.

2. Grant Of License Rights. For good and valuable consideration in hand received, the receipt and sufficiency of which are hereby acknowledged, but subject to the terms and conditions set forth herein, Licensor grants to Licensee and its Affiliates a paid-up, royalty-free, non-exclusive, transferable, perpetual license to deploy, install, execute and use solely for Licensee's and/or its Affiliates' internal use as many copies of the Product, and on such number (s) and type(s) of servers, workstations or other computer hardware, and in such locations, as Licensee shall deem desirable from time to time. Any programs, utilities, modules or other software or documentation supplied by third parties and embedded in or bundled with the Product as furnished to Licensee by or on behalf of Licensor are hereby expressly included in the scope of this grant. It is understood and agreed that this Agreement permits the transfer by Licensee of its rights hereunder to third parties. Licensor agrees to deliver, promptly upon the execution and delivery of this Agreement (but not before November 15, 2001), no less than two (2) master copies of the Software in executable (machine readable) code format to Licensee of such Media as Licensee shall reasonably request, together with two (2) copies of the Documentation.

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3. Title And Copyright. Licensor represents and warrants to Licensee that Licensor is the owner and holder of all rights, titles and interests in and to the Product, free and clear of all liens, charges, encumbrances, equities and claims of third parties of any description. There are no facts or alleged facts known to Licensor which would reasonably serve as a basis for any claim that Licensor does not have the right to grant the rights and licenses provided for herein. As between Licensor and Licensee, Licensee acknowledges and agrees that, except as and to the extent otherwise agreed in writing between the parties, all title and copyrights in and to the Product, are and will remain, are and will remain the property of the Licensor and/or its affiliates and suppliers, and are protected by applicable copyright laws, and applicable international copyright treaties, and that Licensor neither grants hereby nor otherwise transfers hereby any rights of ownership therein to Licensee or to any third party. Licensee will not claim or assert title to or ownership of the Product except pursuant to a written agreement expressly entitling Licensee to claim or assert such title or ownership. This Agreement, when executed and delivered by Licensor and Licensee, will constitute the valid and legally binding obligation of Licensor, legally enforceable against Licensor in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting the rights of creditors generally, limitations imposed by applicable law or equitable principles upon the specific enforceability of any of the remedies, covenants or other provisions of this Agreement, and upon the availability of injunctive relief or other equitable remedies.

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4. Restrictions. Licensee will not remove or alter any copyright or proprietary notice from copies of the Product. Except in accordance with the terms of this Agreement or any other express written agreement between the parties, Licensee agrees (a) not to decompile, disassemble, reverse engineer or otherwise attempt to derive the Software’s source code from object code except to the extent expressly permitted by applicable law or treaty despite this limitation; and (b) to use reasonable care and protection to prevent the unauthorized use, copying, publication or dissemination of the Product. Licensor has the right to obtain injunctive relief against any actual or threatened violation of these restrictions, in addition to any other available remedies.

5. Taxes And Additional Charges. All license fees paid or payable by the Licensee for the license granted hereunder (this "License") do not include, and Licensor will be responsible for, any and all taxes, duties, levies, tariffs, and other governmental charges now or hereafter imposed by any governmental authority on the purchase or sale of this License or the use or possession of the Product by Licensee and/or its Affiliates; provided, that Licensee will be responsible for its own corporate franchise taxes and taxes based upon its own net income.

6. Limited Warranty. Licensor warrants to Licensee that, for a period of ninety (90) days from the Effective Date, (i) the Documentation and Media will be, under normal use, free from physical defects, and (ii) the Software will perform in substantial accordance with the operating specifications contained in the Documentation that is most current at the Effective Date. If Licensee notifies Licensor within said ninety-day period of its belief that that either of these warranties has been breached, including a description of nature or circumstances of such breach, Licensor will be obligated to use reasonable efforts to remedy the defect(s) in question within a reasonable period of time or, at Licensor’s option, to replace the defective Product component at no additional charge. Licensor, its authorized distributors and its suppliers do not warrant that the Product will satisfy Licensee’s requirements, that the operation of the Product will be uninterrupted or error free, or that all software defects can be corrected. This warranty will be void if: (i) the Product is not used in accordance with the instructions set out in the Documentation, (ii) a Product defect has been caused by any of Licensee's or a third party's malfunctioning equipment, or (iii) Licensee has made modifications to the Product not expressly authorized in writing by Licensor.

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7. Indemnification For Infringement. Licensor will defend or settle, at its own expense, any claim against Licensee by a third party asserting that Licensee's and/or its Affiliates’ use of the Product within the scope of this Agreement violates such third party’s patent, copyright, trademark, trade secret or other proprietary rights, and will indemnify Licensee against any damages finally awarded against Licensee arising out of such claimi. Licensee will promptly notify Licensor in writing after first receiving notice of any such claim, and Licensor will have sole control of the defense of any action and all negotiations for its settlement or compromise, with Licensee's reasonable assistance; provided, that Licensee’s approval in writing shall be required of any settlement or compromise involving any admission of fault or wrongdoing on the part of Licensee, and provided, further, that Licensee may at Licensor's cost and expense take responsibility for its own defense if and to the extent that Licensee has any reasonable doubt as to the ability or willingness of Licensor to fund such defense or any award, settlement or compromise arising therefrom. Licensor will not be liable for any costs or expenditures incurred by Licensee without Licensor's prior written consent except insofar as Licensee reasonably determines that it is necessary or appropriate to incur such costs and expenses in order to preserve its legal or equitable rights and remedies, protect it from further such claims, or minimize the losses associated with claims so made. If an order is obtained against Licensee’s and/or its Affiliates' use of the Product by reason of any claimed infringement, or if in Licensor's opinion the Product is likely to become the subject of such a claim, Licensor will, at its option and expense, and in addition to any other rights s available to Licensee hereunder, either (i) procure for Licensee the right to ing the Product, or (ii) modify or replace the Product with a compatible, equivalent, non-infringing Product.

8. Support. Contemporaneously with the execution of this Agreement, Licensor and Licensee are entering into an End User Support Agreement under which Licensor will provide ongoing support and maintenance beyond the scope and time limits of the warranty period set forth in Section 6 above, which End User Support Agreement sets forth the terms and conditions under which Licensee will be entitled to receive such Product updates and other Product support as may be provided for therein. Notwithstanding the foregoing, however, it is understood and agreed that, for purposes of this Agreement, the Software to which the license granted herein pertains includes both the first and second versions of the “Payment Gateway” product as well as the java-enable version combined with Licensor's "MARS" product currently in development. Accordingly, regardless of the terms of the particular agreement entered into by the parties as described above, Licensor hereby agrees to furnish to Licensee at no additional charge the java-enabled version of the Software when available.

9. Successors And Assigns. This Agreement will be binding upon and inure to the benefit of each of the parties and their respective successors and assigns; provided, however, that Licensee may not assign or sublicense this Agreement in whole or in part to any person or entity not an Affiliate of Licensee without the prior, written consent of Licensor, and any assignment or sublicense attempted without such consent will be void.

10. Governing Law. This agreement will be governed by and construed in accordance with the laws of Bermuda, without regard to conflicts of law principles.

11. Miscellaneous.

(a) Each party is an independent contractor under this Agreement, and nothing herein will be construed to create any partnership, joint venture, or agency relationship between the parties hereto. Any use of the term "partner" in any communication by or between the parties or on their individual or joint behalf or in any trademark or service mark to describe their relationship is intended solely in the colloquial sense of a valued business relationship, and does not indicate the existence of or an offer to enter into a legal partnership, joint agency or other relationship involving common ownership or joint and/or several liability with one another and/or any of their Affiliates. Neither party will incur any debt or make any express or implied agreement, guarantee, warranty or representation, in the name or on behalf of the other without the other’s express written authorization, and each party will be responsible for its own costs and expenses incurred in connection with this Agreement. No failure or delay by either party in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or priviledge hereunder. No remedy expressly provided in this Agreement for a breach will be the sole or exclusive remedy for such breach, and each party hereby reserves to itself, in addition to the remedies expressly provided to it in this Agreement, all remedies available to it under law and at equity. This Agreement may be amended, modified or waived only by a subsequent writing that specifically refers to this Agreement and that is signed by both parties, and no other act, document, usage, or custom wil1 be deemed to amend this Agreement. Headings in this Agreement are for convenience of reference only and will not affect the construction or interpretation of this Agreement. If any provision or provisions of this Agreement will be held, for any-reason, to be illegal, invalid or unenforceable in any circumstance, the remaining provisions will nonetheless be legal, valid and enforceable provisions, and the affected provision will remain legal, valid and enforceable in other circumstances. The terms of this Agreement that expressly or by implication are intended to continue beyond its termination will survive any such termination. Under local law and treaties, the restrictions and limitations of this Agreement may not apply to Licensee; Licensee may have other rights and remedies, and by subject to other restrictions and limitations.

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(b) IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE  OTHER UNDER THE LAW OF TORT, CONTRACT OR OTHERWISE, AND INCLUDING AS A RESULT OF NEGLIGENCE, FOR SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT OR THE PERFORMANCE OR NON-PERFORMANCE HEREOF EVEN IF THE RESPONSIBLE PARTY HAS BEEN ADVISED OF OR FORESEES A POSSIBILITY OF ANY SUCH DAMAGES OCCURRING), INCLUDING BUT NOT LIMITED TO LOST BUSINESS REVENUE, FAILURE TO REALIZE EXPECTED PROFITS OR SAVINGS OR LOSS OF DATA.

(c) neither party hereto shall be held liable hereunder for any default arising from the delay in the performance of its obligations hereunder to the extent that such default or delay:
(i) is caused directly by an event beyond the reasonable control of the defaulting or delaying party (the "Non-performing Party"), such as, but not restricted to, fire, flood, earthquake, elements of nature, acts of war, terrorism, riots, civil disorders, rebellions or revolutions, strikes, lockouts or labor difficulties; and

(ii) could not have been prevented by reasonable precautions and cannot possibly be circumvented by the Non-performing Party through the use of commercially reasonable alternative sources, work-around plans or other means; (“Force Majeure Event”). The Non-performing Party will be excused from any further performance of the obligations affected by such Force Majeure Event for as long as the Force Majeure Event continues and the Non-Performing Party continues to use its reasonable efforts to  recommence performance. The Non-performing Party shall immediately notify the other party by telephone (to be confirmed in writing within five (5) days of the inception of the Force Majeure Event) and describe at a reasonable level of detail the circumstances causing such default or delay. During the continuance of a Force Majeure Event affecting Licensor, Licensee shall continue to pay Licensor's charges for professional services actually rendered and expenses incurred in the actual performance of such services in accordance with this Agreement. Notwithstanding any other provision hereof, this clause (c) will not excuse a breach of any purely monetary obligation.

Page - 60

    12. Joint and Several Responsibility. Each of First Ecom and PEDS Asia acknowledge and agree that they are entering into this Agreement, and that they make the representations, warranties, covenants, agreements, indemnities and other undertakings and responsibilities of Licensor set forth herein, jointly and severally, with full recourse on the part of Licensee to either or both of them for the obligations and undertakings of Licensor contained herein. In this respect, each of First Ecom and FEDS Asia joins in this Agreement as primary obligor and not as surety, and Licensee shall not be required to proceed first against or exhaust its remedies against either of First Ecom or FEDS Asia as a condition to proceeding hereunder against the other with respect to any claim arising hereunder. Further, each of First Ecom and FEDS Asia hereby irrevocably and exclusively appoints First Ecom as its agent and attorney-in-fact for the giving or receipt of all notices or payments, the granting of all consents, approvals, or waivers, and the taking of all such other actions and making of all such other elections and/or decisions as shall be explicitly or implicitly provided or permitted herein to be given, received, granted, taken or made by or on behalf of Licensor or either of them (it being understood that omitting to take any action or make any election or decision shall be deemed the taking of an action or the making of any election or decision for this purpose), and to do all such acts and things as may in the opinion of such attorney-in-fact be reasonably necessary or reasonably expedient for the purposes thereof, or in connection therewith, and Licensee shall be entitled to rely conclusively on any of the foregoing as the action, decision or election, as the case may be, of each and both of First Ecom and FEDS Asia. Each of First Ecom and FEDS Asia agrees that the foregoing appointment constitutes a power coupled with an interest and shall be binding upon its successors and assigns. Any payments received by First Ecom hereunder that properly belong to FEDS Asia shall be held by First Ecom in trust for the benefit of FEDS Asia, and FEDS Asia hereby releases, discharges and agrees to hold harmless Licensee for any amounts payable to FEDS Asia that Licensee pays to First Ecom.

LICENSOR:

FIRST ECOM.COM, INC.    FIRST ECOM DATA SERVICES
                    ASIA LIMITED

By:_____________________            By:_____________________
Name: Kenneth G.C. Telford    Name: Kenneth G.C. Telford
Title: Secretary      Title: Secretary

LICENSEE:

TRANSWORLD PAYMENT SOLUTIONS N.V.

By:_____________________
Name: John Chr. M.A.M. Deuss
Title: Managing Director

Page - 61

SOFTWARE DEVELOPMENT LICENSE AGREEMENT

This SOFTWARE DEVELOPMENT LICENSE AGREEMENT (“Agreement”) is entered into effective as of October 19, 2001 (the “Effective Date”) by and among First Ecom.com, Inc., a Nevada corporation having its principal place of business at 80 Gloucester Road, 19th Floor, Wan Chai, Hong Kong (“First Ecom”), and First Ecom Data Services Asia Limited, a Hong Kong corporation having its principal place of business at 80 Gloucester Road, 19th Floor, Wan Chai, Hong Kong (“FEDS Asia”)( First Ecom and FEDS Asia being referred to herein individually, jointly and collectively as “Licensor”), and Transworld Payment Solutions N.V., a Netherlands Antilles company having its offices at c/o Julianaplein No. 5, Curacao, Netherlands Antilles (“Licensee”) .

1. Definitions. As used in this Agreement, the capitalized terms defined in the introductory paragraph shall have the meanings assigned to them therein, and the following capitalized terms shall have the meanings assigned to them below:

“Affiliate” of a person or entity means any other person or entity controlled by, controlling, or under common control with said person or entity, and "control" for this purpose is understood to include the ownership or voting control of more than 50% of the outstanding securities of any such person carrying the power to vote with respect to the direction or management of the person or entity;

“Documentation” means the related hard-copy or electronically reproducible technical documents created in the course of the development of the Software, including without limitation all specifications, instructions, technical descriptions, manuals, flow, charts, pseudo-code, state diagrams, interim versions of programs or parts thereof, comments to source code, or other tangible notes or records pertaining to the Software's development;

“Media” means the original Licensor-supplied physical materials (if any) containing the Software and/or Documentation;

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“Product” means collectively the Media, Software and Documentation, and all Software, Media or Documentation updates subsequently provided to the Licensee by Licensor or its authorized distributor;

“Software” means the original computer files (including all computer programs and data stored in such files) comprising (i) Licensor’s financial transaction management and reporting computer software product known as “Merchant Accounting and Reporting system or “MARS”, and system or “MARS”, and (ii) Licensor's “Payment Gateway” computer software product, which product consists of an electronic internet payment gateway that translates various types of financial transaction data, including but not limited to transaction data originating from credit, debit and check payment methods, into a format that can be read by the processing system or systems proprietary to First Ecommerce Data Services Limited, and all whole or partial copies thereof, including without limitation modified copies and portions merged into other programs, and further including any and all updates, revisions, enhancements, modifications, subsequent versions and other derivative works thereof developed and furnished to Licensee by or on behalf of Licensor from time to time.

Other capitalized terms used herein shall have the meanings assigned to them where they first appear.
.
2. Grant Of License Rights. For good and valuable consideration in hand received, the receipt and sufficiency of which are hereby acknowledged, but subject to the terms and conditions set forth herein, Licensor grants to Licensee and its Affiliates a paid-up, royalty-free, non-exclusive, non-transferable, perpetual license to revise, modify, enhance and otherwise develop derivative works of the Product. Licensor agrees to deliver promptly upon the execution and delivery of this Agreement (but not before November 15, 200l), no less than two (2) master copies of the Software in source (human readable) code format to Licensee on such Media as Licensee shall reasonably request, together with two (2) copies of the Documentation, including without limitation all relevant third party development toolkits and licenses.

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3. Title And Copyright. Licensor represents and warrants to Licensee that Licensor is the owner and holder of all rights, titles and interests in and to the Product, free and clear of all liens, charges, encumbrances, equities and claims of third parties of any description. There are no facts or alleged facts known to Licensor which would reasonably serve as a basis for any claim that Licensor does not have the right to grant the rights and licenses provided for herein. As between Licensor and Licensee, Licensee acknowledges and agrees that, except as and to the extent otherwise agreed in writing between the parties, all title and copyrights in and to the Product, including without limitation the original code or other copyrightable material embedded in any derivative works thereof created by or on behalf of Licensee pursuant to this Agreement, are and will remain the property of Licensor and/or its affiliates and suppliers, and are protected by applicable copyright laws, and applicable international copyright treaties, and that Licensor neither grants hereby nor otherwise transfers hereby any rights of ownership therein to Licensee or to any third party; provided, however, that any incremental additional code or other copyrightable material created by or for Licensee or its Affiliates shall be the property of Licensee or its Affiliates, as applicable, and shall not be subject to the restrictions set forth herein except to the extent such incremental material incorporates, is embedded in or bundled with the Product. Licensee will not claim or assert title to or ownership of the Product except pursuant to a written agreement expressly entitling Licensee to claim or assert such title or ownership. This Agreement, when executed and delivered by Licensor and Licensee, will constitute the valid and legally binding obligation of Licensor, legally enforceable against Licensor in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting the rights of creditors generally, limitations imposed by applicable law or equitable principles upon the specific enforceability of any remedies, covenants or other provisions of this Agreement, and upon the availability of injunctive relief or other equitable remedies.

4. Restrictions. Licensee will not remove or alter any copyright or proprietary notice from copies of the Product. Except in accordance with the terms of this Agreement or any other express written agreement between the parties, Licensee agrees (a) not to sell, rent, lease, license, sublicense, display, modify, time share, outsource or otherwise transfer the Product or any derivative work of the Product to, or permit the use of the Product or any derivative work of the Product by, any third party not an affiliate of Licensee, provided, without limiting the scope of the license grant hereinabove stated, it is understood and agreed that this Agreement permits the use of any derivative work of the Product by Licensee and its Affiliates in support of services rendered to their customers in the normal course of their trade or business; and (b) to use reasonable care and protection to prevent the unauthorized use, copying, publication or dissemination of the Product. Licensor has the right to obtain injunctive relief against any actual or threatened violation of these restrictions, in addition to any other available remedies.

5. Taxes And Additional Charges. All license fees paid or payable by the Licensee for the license granted hereunder (this "License") do not include, and Licensor will be responsible for, any and all taxes, duties, levies, tariffs, and other governmental charges now or hereafter imposed by any governmental authority on the purchase or sale of this License or the use or possession of the Product by Licensee and/or its Affiliates; provided that Licensee will be responsible for its own corporate franchise taxes and taxes based upon its own net income.

6. Limited Warranty. Licensor warrants to Licensee that, for a period of ninety (90) days from the Effective Date, (i) the Documentation and Media will be, under normal use, free from physical defects, and (ii) the Software will perform in substantial accordance with the operating specifications contained in the Documentation that is most current at the Effective Date. If Licensee notifies Licensor within said ninety-day period of its belief that either of these warranties has been breached, including a description of the nature or circumstances of such breach, Licensor will be obligated to use reasonable efforts to remedy the defect(s) in question within a reasonable period of time or, at Licensor’s option, to replace the defective Product component at no additional charge. Licensor, its authorized distributors and its suppliers do not warrant that the Product will satisfy Licensee’s requirements, that the operation of the Product will be uninterrupted or error free, or that all software defects can be corrected, This warranty will be void if: (i) the Product is not used in accordance with the instructions set out in the Documentation, (ii) a Product defect has been caused by any of Licensee's or a third party's malfunctioning equipment, or (iii) Licensee has made modifications to the Product not expressly authorized in writing by Licensor.

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7. Indemnification For Infringement. Licensor will defend or settle, at its own expense, any claim against Licensee by a third party asserting that Licensee's and/or its Affiliates’ use of the Product within the scope of this Agreement violates such third party’s patent, copyright, trademark, trade secret or other proprietary rights, and will indemnify Licensee against any damages finally awarded against Licensee arising out of such claim. Licensee will promptly notify Licensor in writing after first receiving notice of any such claim, and Licensor will have sole control of the defense of any action and all negotiations for its settlement or compromise, with Licensee's reasonable assistance; provided, that Licensee's approval in writing shall be required of any settlement or compromise involving any admission of fault or wrongdoing on the part of Licensee, and provided, further, that Licensee may at Licensor's cost and expense take responsibility for its own defense if and to the extent that Licensee has any reasonable doubt as to the ability or willingness of Licensor to fund such defense or any award, settlement or compromise arising therefrom. Licensor will not be liable for any costs or expenditures incurred by Licensee without Licensor's prior written consent except insofar as Licensee reasonably determines that it is necessary or appropriate to incur such costs and expenses in order to preserve its legal or equitable rights and remedies, protect it from further such claims, or minimize the losses associated with claims so made. If an order is obtained against the Licensee's and/or its Affiliates' use of the Product by reason of any claimed infringement, or if in Licensor's opinion the Product is likely to become the subject of such a claim, Licensor will, at its option and expense, and in addition to any other rights and remedies available to Licensee hereunder, either (i) procure for Licensee the right to continue using the product, or (ii) modify or replace the Product with a compatible functionally equivalent, non-infringing Product.

8. Support. Contemporaneously with the execution of this Agreement, Licensor and Licensee are entering into an End User Support Agreement under which Licensor will provide ongoing support and maintenance beyond the scope and time limits of the warranty period set forth in Section 6 above, which End User Support Agreement sets forth the terms and conditions under which Licensee will be entitled to receive such Product updates and other Product support as may be provided for therein.

9. Successors And Assigns. This Agreement will be binding upon and inure to the benefit of each of the parties and their respective successors and assigns; provided, however, that Licensee may not assign or sublicense this Agreement in whole or in part to any person or entity not an Affiliate of Licensee without the prior written consent of Licensor, and any assignment or sublicense attempted without such consent will be void. Notwithstanding the foregoing, if for any reason both First Ecom and FEDS Asia cease doing business, or both discontinue maintenance and support for the Software or any portion thereof, then in either case, unless the Software or portion thereof so affected has been conveyed to a third party, the license granted hereunder shall thereupon automatically and without need for further action by either party become transferable, and the restrictions contained herein on disclosure or dissemination to third parties of the Product or derivative works thereof shall thenceforth be of no force or effect.

10. Governing Law. This agreement will be governed by and construed in accordance with the laws of Bermuda, without regard to conf1icts of law principles.

11.	Miscellaneous.

(a) Each party is an independent contractor under this Agreement, and nothing herein will be construed to create any partnership, joint venture, or agency relationship between the parties hereto. Any use of the term "partner" in any communication by or between the parties or on their individual or joint behalf or in any trademark or service to describe their relationship is intended solely in the colloquial sense of a valued business relationship, and does not indicate the existence of or an offer to enter into a legal partnership, joint agency or other relationship involving common ownership or joint and/or several liability with one another and/or any of their Affiliates. Neither party will incur any debt or make any express or implied agreement, guarantee, warranty or representation in the name or on behalf of the other without the others express written authorization, and each party will be responsible for its own costs and expenses incurred in connection with this Agreement. No failure or delay by either party in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder. No remedy expressly provided in this Agreement for a breach will be the sole or exclusive remedy for such breach, and each party hereby reserves to itself, in addition to the remedies expressly provided to it in this Agreement, all remedies available to it under law and at equity. This Agreement may be amended, modified or waived only by a subsequent writing that specifically refers to this Agreement and that is signed by both parties, and no other act, document, usage, or custom will be deemed to amend this Agreement. Headings in this Agreement are for the convenience of reference only and will not affect the construction or interpretation of this Agreement. If any provision or provisions of this Agreement will be held, for any reason, to be illegal, invalid or unenforceable in any circumstance, the remaining provisions will nonetheless be legal, valid and enforceable provisions, and the affected provision will remain legal, valid and enforceable in other circumstances. The terms of this Agreement that expressly or by implication are intended to continue beyond its termination will survive any such termination. Under local law and treaties, the restrictions and limitations of this Agreement may not apply to Licensee; Licensee may have other rights and remedies, and be subject to other restrictions and limitations.

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(b)  IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER, UNDER THE LAW OF TORT, CONTRACT OR OTHER WISE, AND INCLUDING AS A RESULT OF NEGLIGENCE, FOR SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT OR THE PERFORMANCE OR NON-PERFORMANCE HEREOF EVEN IF THE RESPONSIBLE PARTY HAS BEEN ADVISED OF OR FORESEES A LIABILITY OF ANY SUCH DAMAGES OCCURRING), INCLUDING BUT NOT LIMITED. TO LOST BUSINESS REVENUE, FAILURE TO REALIZE EXPECTED PROFITS OR SAVINGS, OR LOSS OF DATA.

(c)  Neither party hereto shall be held liable hereunder for any default arising from the delay in the performance of its obligations hereunder to the extent that such default or delay:

(i) is caused directly by an event beyond the reasonable control of the defaulting party or delaying party (the “Non-performing Party”), such as, but not restricted to, fire, flood, earthquake, elements of nature, acts of war, terrorism, riots, civil disorders, rebellions or revolutions, strikes, lockouts or labor difficulties; and

(ii) could not have been prevented by reasonable precautions and cannot possibly be circumvented by the Non-performing Party through the use of commercially reasonable alternative sources, work-around plans or other means; (a “Force Majeure Event”). The Non-performing Party will be excused from any further performance of the obligations affected by such Force Majeure Event for as long as the Force Majeure Event continues and the Non-Performing Party continues to use its reasonable efforts to recommence performance. The Non-performing Party shall immediately notify the other party by telephone (to be confirmed in writing within five (5) days of the inception of the Force Majeure Event) and describe at a reasonable level of detail the circumstances causing such default or delay. During the continuance of a Force Majeure Event affecting Licensor, Licensee shaIl continue to pay Licensor's charges for professional services actually rendered and expenses incurred in the actual performance of such services in accordance with this Agreement. Notwithstanding any other provisions hereof, this clause (c) will not excuse a breach of any purely monetary obligation.

12.  Joint and Several Responsibility. Each of First Ecom and FEDS Asia acknowledge and agree that they are entering into this Agreement, and that they make the representations, warranties, covenants, agreements, indemnities and other undertakings and responsibilities of Licensor set forth herein, jointly and severally, with full recourse on the part of Licensee to either or both of them for the obligations and undertakings of Licensor contained herein. In this respect, each of First Ecom and FEDS Asia joins in this Agreement as primary obligor and not as surety, and Licensee shall not be required to proceed first against or exhaust its remedies against either of First Ecom or FEDS Asia as a condition to proceeding hereunder against the other with respect to any claim arising hereunder. Further, each of First Ecom and FEDS Asia hereby irrevocably and exclusively appoints First Ecom as its agent and attorney-in-fact for the giving or receipt of all notices or payments, the granting of all consents, approvals, or waivers, and the taking of all such other actions and making of all such other elections and/or decisions as shall be explicitly or implicitly provided or permitted herein to be given, received, granted, taken or made by or on behalf of Licensor or either of them (it being understood that omitting to take any action or make any election or decision shall be deemed the taking of an action or the making of any election or decision for this purpose), and to do all such acts and things as may in the opinion of such attorney-in-fact be reasonably necessary or reasonably expedient for the purposes thereof, or in connection therewith, the Licensee shall be entitled to rely conclusively on any of the foregoing as the action, decision or election, as the case may be, of each and both of First Ecom and FEDS Asia. Each of First Ecom and FEDS Asia agrees that the foregoing appointment constitutes a power coupled with an interest and shall be binding upon its successors and assigns. Any payments received by First Ecom hereunder that properly belong to FEDS Asia shall be held by First Ecom in trust for the benefit of FEDS Asia, and FEDS Asia hereby releases, discharges and agrees to hold harmless Licensee for any amounts payable to FEDS Asia that Licensee pays to First Ecom.

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LICENSOR:

FIRST ECOM.COM, INC.    FIRST ECOM DATA SERVICES
                    ASIA LIMITED

By:_____________________            By:_____________________
Name: Kenneth G.C. Telford    Name: Kenneth G.C. Telford
Title: Secretary      Title: Secretary

LICENSEE:

TRANSWORLD PAYMENT SOLUTIONS N.V.

By:_____________________
Name: John Chr. M.A.M. Deuss
Title: Managing Director

[END OF DOCUMENT]

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